                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             STEARNS & LEHMAN, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    -------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

            1) Title of each class of securities to which transaction applies: Common Shares, No Par Value
                           ----------------------------

            2)    Aggregate number of securities to which transaction applies:
                  (INCLUDING 3,285,865 SHARES OUTSTANDING AND 53,798 SHARES SUBJECT TO OPTIONS AND WARRANTS)

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  THE MAXIMUM PURCHASE PRICE IS ESTIMATED FOR PURPOSES OF CALCULATING THIS REGISTRATION FEE TO BE $7.42 PER SHARE. THERE ARE CURRENTLY 3,285,865 SHARES ISSUED AND OUTSTANDING AND WARRANTS AND OPTIONS TO PURCHASE AN AGGREGATE OF 53,798 SHARES AT AN AGGREGATE EXERCISE PRICE OF $223,629. THE AGGREGATE PAYMENT FOR THE WARRANTS AND OPTIONS WILL EQUAL $7.42 FOR EACH SHARE SUBJECT TO A WARRANT OR OPTION, LESS THE EXERCISE PRICE. THE MAXIMUM VALUE OF THE TRANSACTION IS, THEREFORE, ($7.42 X 3,285,865) + ($7.42 X 53,798) - $223,629 = $24,556,670.

         4)       Proposed maximum aggregate value of transaction:
                  $24,556,670
                  -----------

         5)       Total fee paid:
                  $4,911.33
                  ---------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

         ----------------------------------------------

    2)   Form, Schedule or Registration Statement No.:

         ----------------------------------------------

    3)   Filing Party:

         ----------------------------------------------

    4)   Date Filed:

         ----------------------------------------------

                             STEARNS & LEHMAN, INC.
                                  P.O. BOX 1748
                               30 PARAGON PARKWAY
                           MANSFIELD, OHIO 44901-1748
                                 (419) 522-2722

                                JANUARY 25, 2002


Dear Stearns & Lehman, Inc. Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders of Stearns & Lehman, Inc. to be held at 10:00 a.m., Eastern Standard Time, on Monday, February 25, 2002, at the Stearns' facility, 30 Paragon Parkway, Mansfield, Ohio 44903.

         At the Special Meeting, you will be asked to consider and vote on the proposed merger of a wholly-owned subsidiary of Kerry Holding Co., a Delaware corporation, with and into Stearns in a transaction in which Stearns will be acquired by Kerry Holding Co. If the merger is approved by the holders of two thirds of the outstanding common shares of Stearns and if certain other conditions are satisfied, you will receive cash for each common share of Stearns you own in an amount that will be determined at closing, but which is currently not expected to be less than $7.36.

         Your board of directors has received the opinion from Brown, Gibbons, Lang & Company Securities, Inc., its financial advisor, that the cash consideration is fair to Stearns' shareholders from a financial point of view as of the date of this letter. Your board of directors unanimously approved the merger, believes that the merger is in the best interests of Stearns' shareholders and unanimously recommends that you adopt the merger agreement at the Special Meeting so that the transaction may be completed.

         In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement and a proxy card. These documents more fully describe the proposed transaction and provide information regarding Kerry Holding Co. and Kerry Group plc. We encourage you to read these materials carefully.

         Whether or not you plan to attend the Special Meeting, please take the time to vote by completing, signing and returning to us the enclosed proxy card. A postage paid envelope is enclosed for your convenience. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. Even if you plan to attend the Special Meeting, please complete, sign and return your proxy card. By following certain procedures discussed in the accompanying documents, you can later revoke your proxy if you wish.

         PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE WRITTEN INSTRUCTIONS ON HOW TO SURRENDER YOUR SHARE CERTIFICATES.

                                     Sincerely,

                                     STEARNS & LEHMAN, INC.


                                     By:
                                         --------------------------------------
                                          William C. Stearns, President

                             STEARNS & LEHMAN, INC.
                                  P.O. BOX 1748
                               30 PARAGON PARKWAY
                           MANSFIELD, OHIO 44901-1748
                                 (419) 522-2722

     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 25, 2002

         Notice is hereby given that a Special Meeting of Shareholders of Stearns & Lehman, Inc. will be held on Monday, February 25, 2002, at 10:00 a.m., Eastern Standard Time, at the Stearns' facility, 30 Paragon Parkway, Mansfield, Ohio 44903.

         The Special Meeting will be held for the following purposes, each of which is more completely described in the accompanying proxy statement:

         (1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 4, 2002, among Stearns, Kerry Holding Co. and Kerry Acquisition Co., and to approve the transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement that accompanies this notice.

         (2) To transact such other business as may properly come before the Special Meeting and any adjournment or postponement of the Special Meeting (including adjournment of the Special Meeting to allow for additional solicitation of shareholder votes in order to obtain a quorum or to obtain the required vote to adopt the merger agreement and to approve the transactions contemplated thereby, including the merger).

         All Stearns shareholders of record as of the close of business on January 18, 2002, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting.

         The transaction will not be completed unless the merger agreement is adopted by the affirmative vote of the holders of two thirds of the Stearns common shares outstanding on the record date and entitled to vote at the Special Meeting.

         Whether or not you plan to be present at the Special Meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed postage paid envelope. If you plan to attend the Special Meeting, please mark the appropriate space on the enclosed proxy card.

         The Stearns board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement at the Special Meeting so that the contemplated transactions may be completed.

By Order Of The Board Of Directors,


William C. Stearns, President

Mansfield, Ohio

January 25, 2002

                            YOUR VOTE IS IMPORTANT.
           PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
                DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                                 PROXY STATEMENT
                             FOR SPECIAL MEETING OF
                                 SHAREHOLDERS OF
                             STEARNS & LEHMAN, INC.

         The board of directors of Stearns & Lehman, Inc. provides this proxy statement to you to solicit your vote on the adoption of the Agreement and Plan of Merger, dated January 4, 2002, by and among Stearns, Kerry Holding Co. and Kerry Acquisition Co. Pursuant to the merger agreement, the parties have agreed to merge Kerry Acquisition, a wholly-owned subsidiary of Kerry Holding, with and into Stearns. If the merger is consummated, Stearns will become a subsidiary of Kerry Holding, and each shareholder of Stearns will receive cash for each common share of Stearns held by the shareholder in an amount that will be determined at closing, but which is currently not expected to be less than $7.36.

         The merger cannot occur unless the holders of two thirds of the outstanding common shares of Stearns approve it. The Stearns board of directors has scheduled a Special Meeting of Shareholders of Stearns to vote on the merger as follows:

                          February 25, 2002
                          10:00 a.m., Eastern Standard Time
                          at 30 Paragon Parkway
                          Mansfield, Ohio  44903

         This document provides you with detailed information about the proposed merger. Please see "WHERE YOU CAN FIND MORE INFORMATION" for additional information about Stearns on file with the Securities and Exchange Commission.

         This proxy statement and proxy card are being mailed to shareholders of Stearns beginning about January 26, 2002.


                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         WE URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.


             The date of this proxy statement is January 25, 2002.

                                TABLE OF CONTENTS




SUMMARY...........................................................................................................1


QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................3


STEARNS & LEHMAN, INC.............................................................................................6


KERRY HOLDING CO..................................................................................................6


THE SPECIAL MEETING...............................................................................................7

         Introduction.............................................................................................7
         Matters to be Considered; Board of Directors Recommendation..............................................7
         Record Date and Voting...................................................................................7
         Vote Required............................................................................................8
         Share Ownership of Certain Beneficial Owners and Management..............................................8
         Revocability of Proxies..................................................................................9
         Solicitation of Proxies..................................................................................9
         Dissenters' Rights......................................................................................10

THE MERGER.......................................................................................................11

         General.................................................................................................11
         Background and Reasons for the Merger...................................................................11
         Opinion of Financial Advisor............................................................................13
         Conduct of Business if the Merger is Not Consummated....................................................16
         Regulatory Filings and Approvals........................................................................17

THE MERGER AGREEMENT.............................................................................................17

         Terms of the Merger.....................................................................................17
         Surrender of Certificates...............................................................................18
         Representations and Warranties..........................................................................18
         Conduct of Business Pending the Merger..................................................................19
         Interests of Directors and Executive Officers...........................................................21
         Conditions to the Merger................................................................................22
         Termination.............................................................................................23

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.........................................................................23


SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING....................................................................24


WHERE YOU CAN FIND MORE INFORMATION..............................................................................24

ANNEX A (MERGER AGREEMENT)

ANNEX B (FAIRNESS OPINION)

ANNEX C (CALCULATION OF PER SHARE MERGER PRICE)

ANNEX D (DISSENTERS' RIGHTS STATUTE)

                                     SUMMARY

         This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. To understand the merger more fully and for a complete description of the legal terms of the merger, you should carefully read this proxy statement and the other documents to which we refer in this proxy statement, including the merger agreement attached to this proxy statement. Page references are included in this summary to direct you to a more complete description of topics discussed in this proxy statement.

         Throughout this proxy statement, the term "merger" refers to the proposed merger of a wholly-owned subsidiary of Kerry Holding with and into Stearns. If the merger is consummated, Stearns will be acquired by Kerry Holding in a merger in which Stearns will be the surviving corporation and a wholly-owned subsidiary of Kerry Holding. The term "merger agreement" refers to the Agreement and Plan of Merger, dated as of January 4, 2002, by and among Stearns, Kerry Holding and Kerry Acquisition, a copy of which is included at the back of this proxy statement as Annex A.

-        THE COMPANIES
         (PAGE 6)

Stearns & Lehman, Inc.
30 Paragon Parkway
Mansfield, Ohio  44903
(419) 522-2722

         Stearns is a multi-national manufacturer and distributor of world-class specialty flavoring syrups, smoothies, granitas and other specialty beverage and food products, including coffee and espresso flavorings, syrups, oils and toppings, extracts, flavorings, dressings, specialty sugars and specialty frozen beverage products. Stearns' customer list includes a number of America's top specialty coffee retailers and restaurants. Stearns sells its products throughout the United States and in over 16 foreign countries, including Australia, Canada, England, Ireland, Israel, Japan, Malaysia, Mexico,
New Zealand, Norway, Singapore and Turkey.

Kerry Holding Co.
100 East Grand Avenue
Beloit, Wisconsin  53511

         Kerry Holding Co. is a wholly-owned subsidiary of Kerry Group plc, a Republic of Ireland corporation. Kerry Group's principal office is in Tralee, Kerry County, Ireland. Kerry Group is an international food ingredients, flavors and consumer foods manufacturer. Kerry Acquisition Co. is a wholly-owned subsidiary of Kerry Holding formed solely for the purpose of consummating the merger.

-        THE MERGER
         (PAGE 11)

         In the merger, a wholly-owned subsidiary of Kerry Holding (Kerry Acquisition) will merge with and into Stearns, resulting in the acquisition of all Stearns common shares by Kerry Holding. You will receive cash for each common share of Stearns you own in an amount that will be determined at closing, but which is currently not expected to be less than $7.36. Stearns will be the surviving corporation and a wholly-owned subsidiary of Kerry Holding. We encourage you to read the merger agreement because it is the legal document that governs the merger.

-        REASONS FOR THE MERGER (PAGE 12)

         The board of directors of Stearns has unanimously recommended the merger because it believes the merger is in the best interests of Stearns and its shareholders.

-        OPINION OF FINANCIAL ADVISOR
         (PAGE 13)

         In deciding to approve the merger, the Stearns board of directors considered, among other things, the opinion of its financial advisor, Brown, Gibbons, Lang & Company Securities, Inc. that, as of January 2, 2002, the cash consideration to be received by Stearns shareholders is fair to the shareholders from a financial point. The written opinion of Brown, Gibbons, Lang is attached as Annex B to this proxy statement. We encourage you to read the opinion.

-        RECOMMENDATION TO SHAREHOLDERS
         (PAGE 13)

         The Stearns board of directors unanimously recommends that Stearns shareholders vote in favor of the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, so that the merger may be consummated.

-        VOTE REQUIRED
         (PAGE 8)

         The affirmative vote of the holders of at least two thirds of the outstanding common shares of Stearns is required to adopt the merger agreement. Directors and executive officers of Stearns are entitled to vote 1,411,691 shares, or approximately 42.9% of the outstanding common shares of Stearns, and have indicated they will vote their shares in favor of adoption of the merger agreement and to approve the transactions contemplated by the merger agreement.

-        DISSENTERS' RIGHTS
         (PAGE 10)

         If you do not vote in favor of the merger agreement, you will have the right under Ohio Revised Code Section 1701.85 to demand the fair cash value of your common shares of Stearns. The right to make this demand is generally known as your "dissenter's right." To perfect your dissenter's right, you must deliver to Stearns a written demand for payment of the fair cash value of your common shares. You must state in your notice the amount that, in your opinion, is the fair cash value for your common shares. Your written demand must be delivered to Stearns NOT LATER THAN TEN DAYS AFTER THE SPECIAL MEETING. For additional information on your dissenters' rights, see the section of this proxy statement after this summary entitled "THE SPECIAL MEETING - Dissenters' Rights."

-        INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
         (PAGE 21)

         The directors and executive officers of Stearns have interests in the merger in addition to the interests of all other shareholders. Those interests include the following:

         - Each outstanding option or warrant to purchase Stearns common shares, including those options and warrants held by directors and executive officers, will be cancelled in exchange for a cash payment equal to the number of shares subject to the option or warrant multiplied by the difference between the per share cash consideration shareholders will receive in the merger and the exercise price of the option or warrant.

         - For two years after the effective time of the merger, Kerry Holding will provide the directors and executive officers of Stearns with continuing liability insurance coverage in respect of acts or omissions that may have occurred prior to the effective time.

         - William C. Stearns will enter into a two year independent contractor agreement with Stearns.

-        CONDITIONS TO COMPLETING THE MERGER
         (PAGE 22)

         Completion of the merger depends upon the satisfaction of a number of conditions, including, among others, the following:

         - Stearns' shareholders must adopt the merger agreement by a vote of two thirds of the outstanding shares;

         - The holders of 5% or more of the Stearns shares must not have exercised their dissenters' rights; and

         - William C. and Sally A. Stearns must each enter into a noncompete agreement with Kerry Holding.

         To the extent permitted by law, the merger agreement provides that certain of the closing conditions may be waived by the party entitled to assert them. The Stearns board of directors does not currently intend to seek shareholder approval of any waiver of any condition.

-        TERMINATION OF THE MERGER AGREEMENT
         (PAGE 23)

         The merger agreement may be terminated for a number of reasons, including, among others, the following:

         - by mutual written consent of the board of directors of Stearns and Kerry Holding; or

         - by the board of directors of Stearns or Kerry Holding if the merger is not completed on or before March 15, 2002, or if any of the conditions of the merger are not satisfied.

-        MATERIAL FEDERAL INCOME TAX CONSEQUENCES
         (PAGE 23)

         Stearns shareholders will recognize a gain, in certain circumstances taxable as ordinary income, with respect to the cash consideration received. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the merger. The tax consequences of the merger to you may depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY DOES STEARNS WANT TO MERGE?

A:   Stearns believes that the consideration offered to its shareholders is fair and that Kerry Holding has the ability to pay the merger consideration in full when due.

Q:   HOW WILL I BENEFIT?

A: You will receive cash (in an amount that will be determined at closing, but which is currently not expected to be less than $7.36) in exchange for each common share of Stearns that you own.

Q:   HOW WILL MY EXACT PER SHARE CASH MERGER PRICE BE DETERMINED?

A:   The total merger price to be paid for Kerry Holding will be $26,000,000 in cash adjusted as follows:

     - There shall be deducted from the total merger price the excess of Stearns' "specified liabilities" (as defined in the merger agreement) over Stearns' "cash on hand" (also defined in the merger agreement) as of the date of the closing of the merger;

     -    There shall be deducted from the total merger price an amount equal to
          (1) the legal, accounting, investment banking and proxy solicitation fees and expenses incurred by Stearns for services related to the merger, (2) the cost of printing and mailing this proxy statement and
          (3) one-half the cost of title commitments, surveys and title insurance policies required to be provided pursuant to the merger agreement;

     - There shall be added to the total merger price the amount of cash spent by Stearns after November 23, 2001 for capital expenditures at a new Stearns plant being set up in the United Kingdom; and

     - There shall be deducted from the total merger price the amount paid to cancel outstanding options and warrants to purchase Stearns common shares (i.e., for each option or warrant, an amount equal to the number of shares subject to the option or warrant multiplied by the difference between the per share cash consideration shareholders will receive in the merger and the exercise price of the option or warrant).

This final total merger price will then be divided by the total number of Stearns common shares issued and outstanding immediately prior to the effective date of the merger, resulting in the per share cash merger price. The calculation of the estimated $7.36 merger price is attached as Annex C. to this proxy statement.

         Although the per share merger price is currently not expected to be less than $7.36, unexpected events could result in increased bank debt and/or increased cash expenditures, either of which would reduce the amount it is estimated you will receive. In addition, difficulties and delays in obtaining regulatory or other approvals could increase merger costs, which would also reduce the amount it is estimated you will receive.

Q:   IF I DO NOT FAVOR THE TRANSACTION, WHAT ARE MY RIGHTS?

A: If you are a shareholder of Stearns as of the record date and you do not vote in favor of the merger agreement, you will have the right under Ohio Revised Code Section 1701.85 to demand the fair cash value for your common shares of Stearns. The right to make this demand is generally known as a "dissenter's right." To perfect your dissenter's right, you must deliver to Stearns a written demand for payment of the fair cash value of your common shares and otherwise comply STRICTLY with all of the requirements of Ohio Revised Code Section 1701.85. You must state in your written demand the amount that, in your opinion, is the fair cash value of your common shares. Your written demand must be delivered to Stearns NOT LATER THAN TEN DAYS AFTER THE SPECIAL MEETING OF SHAREHOLDERS OF STEARNS.

Q:   WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A:   For federal income tax purposes, you will have a gain, in certain circumstances taxable as ordinary income, with respect to the cash payment you receive.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:   We plan to complete the transaction as soon as possible after the Special
Meeting, assuming the required shareholder approval is obtained.

Q:   WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A:   The Special Meeting will be held at 10:00 a.m., Eastern Standard Time, on
Monday, February 25, 2002, at the Stearns facility, 30 Paragon Parkway, Mansfield, Ohio 44903.

Q:   WHAT DO I NEED TO DO NOW?

A:   After carefully reading this proxy statement, indicate on your enclosed proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Special Meeting.

Q:   WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD
AND AS A BENEFICIAL OWNER?

A:   Many Stearns shareholders are beneficial owners in that they hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

         SHAREHOLDER OF RECORD

         If your shares are registered directly in your name with Stearns' transfer agent, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by Stearns. As a shareholder of record, you have the right to grant your proxy directly to Stearns or to vote in person at the Special Meeting. Stearns has enclosed a proxy card for your use.

         BENEFICIAL OWNER

         If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name and these proxy materials are being forwarded to you by your broker or other nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote. Your broker or other nominee has enclosed a voting instruction card for your use. If you are a Stearns shareholder whose shares are not registered in your own name, you will need to obtain additional documentation from your broker or other nominee to attend the Special Meeting and to vote your shares at the Special Meeting.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
SHARES FOR ME?

A:   Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided to you by your broker regarding how to instruct your broker to vote your shares.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:   Yes. You can change your vote at any time before your proxy is voted at the
Special Meeting. If you are the record holder of the shares, you can do this in three ways:

     - send Stearns a written statement that you would like to revoke your proxy; this written statement must be received by Stearns prior to the date of the Special Meeting;

     - send Stearns a new signed and later-dated proxy card; this new proxy card must be received by Stearns prior to the date of the Special Meeting; or

     - attend the Special Meeting and vote in person; however, your attendance alone will not revoke your proxy.

     For shares held beneficially by you, but not as record holder, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:   HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A:   Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to attend, please bring the enclosed proxy card or proof of identification.

Q:   HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A:   If you are the record holder of the shares and you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q:   WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A:   Not voting will have the same effect as voting against the merger.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A:   No. If the merger is completed, you will receive written instructions for exchanging your share certificates.

Q:   WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER OR HOW I CAN SUBMIT MY PROXY?

A:   If you have more questions about the merger or how to submit your proxy, please call John Chuprinko, Stearns' Chief Financial Officer, at (419) 522-2722.



                             STEARNS & LEHMAN, INC.

         Stearns is an Ohio corporation headquartered in Mansfield, Ohio. Stearns was organized on March 14, 1988. Stearns is a multi-national manufacturer and distributor of world-class specialty flavoring syrups, smoothies, granitas and other specialty beverage and food products, including coffee and espresso flavorings, syrups, oils and toppings, extracts, flavorings, dressings, specialty sugars and specialty frozen beverage products. Stearns' customer list includes a number of America's top specialty coffee retailers and restaurants. Stearns sells its products throughout the United States and in over 16 foreign countries, including Australia, Canada, England, Ireland, Israel, Japan, Malaysia, Mexico, New Zealand, Norway, Singapore and Turkey.


         Since its incorporation, Stearns has grown from providing a single product line and having two employees to being multi-national and a major manufacturer and supplier of flavoring syrups for the specialty coffee industry with 87 employees. Stearns' customer list includes a number of America's top specialty coffee retailers, distributors and restaurants, including Starbucks Coffee Company, Barnie's Coffee & Tea Company, The Coffee Beanery, Darden Restaurants, Inc.'s The Olive Garden Italian Restaurant, Gloria Jeans Gourmet Division, Sysco Food Service and also the United Kingdom's Tate & Lyle PLC.

         Stearns common shares are traded on the Nasdaq SmallCap Market under the symbol "SLHN".

         - On December 18, 2001, the last day on which shares were traded prior to the public announcement of merger negotiations, the Nasdaq's closing price for Stearns common shares was $3.90.

         - On January 4, 2002, the last trading day ending prior to the public announcement of the execution of the merger agreement, the Nasdaq's closing price for Stearns common shares was $6.10.

         - On January 24, 2002, the last trading day prior to the printing of this proxy statement, the Nasdaq's closing price for Stearns common shares was $7.31.


                                KERRY HOLDING CO.

         Kerry Holding is a wholly-owned subsidiary of Kerry Group plc, a Republic of Ireland corporation. Kerry Group's principal office is in Tralee, Kerry County, Ireland. Kerry Group is an international food ingredients, flavors and consumer foods manufacturer.

         Kerry Group is a major international food ingredients and consumer foods corporation headquartered in Tralee, Ireland, with current annualized sales in excess of $3 billion. In ingredients markets Kerry Group's core technologies and global resources in cheese and dairy flavorings, savory flavorings and ingredients, coating systems, sweet flavorings and specialty lipid systems provide innovative, practical product solutions to food manufacturers and foodservice companies in over 80 countries.

                               THE SPECIAL MEETING

INTRODUCTION

         This proxy statement is being furnished to the shareholders of Stearns in connection with the solicitation of proxies by the Stearns board of directors for use at the Special Meeting of Shareholders to be held on Monday, February 25, 2002, at 10:00 a.m., Eastern Standard Time, at 30 Paragon Parkway, Mansfield, Ohio 44903, and at any adjournments or postponements of the Special Meeting. Each copy of this proxy statement mailed to the shareholders of Stearns is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Stearns board of directors for use at the Special Meeting.

MATTERS TO BE CONSIDERED; BOARD OF DIRECTORS RECOMMENDATION

         At the Special Meeting, Stearns shareholders will be asked:

         -        to vote upon the following resolution:

                  Resolved, that the Agreement and Plan of Merger, dated as of January 4, 2002, among Stearns & Lehman, Inc., Kerry Holding Co. and Kerry Acquisition Co., a copy of which is attached to the Proxy Statement of Stearns & Lehman, Inc. dated January 25, 2002, and the transactions contemplated by such Agreement, be and they hereby are, approved and adopted; and

         - to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof (including, without limitation, adjournment or postponement of the Special Meeting in order to allow for additional solicitation of shareholder votes in order to obtain a quorum or in order to obtain more votes in favor of the foregoing resolution).

         The Stearns board of directors knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this proxy statement.

         The Stearns board of directors has determined that the adoption of the merger agreement is in the best interests of Stearns shareholders. On January 2, 2002, the Board formally approved the merger agreement and the transactions contemplated thereby and unanimously recommended that shareholders vote "FOR" the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger. See "THE MERGER - Background and Reasons for the Merger."

         SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE AND VOTING

         Only the holders of record of Stearns common shares as of the close of business on January 18, 2002, are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, there were 3,285,865 common shares of Stearns outstanding and entitled to vote. Holders of record of Stearns common shares as of the close of business on the record date are entitled to one vote per share on any matter voted on at the Special Meeting.

         Directors and executive officers of Stearns are entitled to vote 1,411,691 shares, or approximately 42.9% of the outstanding common shares of Stearns, and have indicated they will vote their shares in favor of adoption of the merger agreement and to approve the transactions contemplated by the merger agreement.

         The presence, either in person or by proxy, of the holders of a majority of the outstanding common shares of Stearns as of the record date is necessary to constitute a quorum at the Special Meeting. Abstentions count for the purpose of determining a quorum at the Special Meeting.

         SHAREHOLDERS SHOULD NOT FORWARD ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, SHARE CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO SHAREHOLDERS BY FIRST-KNOX NATIONAL BANK IN ITS CAPACITY AS THE PAYMENT AGENT FOR THE MERGER, PROMPTLY AFTER THE MERGER IS EFFECTIVE.

VOTE REQUIRED

         The affirmative vote of the holders of at least two thirds of the outstanding common shares of Stearns entitled to vote on the matters to be acted upon is required to adopt the merger agreement. THE FAILURE TO SUBMIT A PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING HAS THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. ABSTENTIONS ALSO HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. BROKERS WHO HOLD COMMON SHARES OF STEARNS AS NOMINEES WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE SHARES WITH RESPECT TO THE MERGER AGREEMENT ABSENT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOU ARE NOT THE SHAREHOLDER OF RECORD, BY NOT GIVING SUCH INSTRUCTIONS, YOU WILL IN EFFECT BE VOTING AGAINST THE MERGER.

         The proxy holders named in the enclosed proxy card will vote all common shares of Stearns represented by proxy cards that are properly signed and returned by shareholders in accordance with the instructions contained on the proxy card. You may specify your voting choice by marking the appropriate box on the proxy card. IF YOU PROPERLY SIGN AND RETURN THE PROXY CARD SENT TO YOU BUT DO NOT SPECIFY YOUR VOTING CHOICE, YOUR SHARES WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT AS RECOMMENDED BY THE BOARD OF DIRECTORS.

         The Stearns board of directors is not aware of any matters other than those set forth in the Notice of Special Meeting of Shareholders of Stearns that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion; provided, however, that no proxy with instructions to vote against the adoption of the merger agreement will be voted in favor of any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, so far as is known to management of Stearns, regarding beneficial ownership of Stearns common shares held of record, as of January 18, 2002, by (1) each shareholder who owns beneficially more than five percent (5%) of the outstanding common shares; (2) each executive officer and director of Stearns; and (iii) all executive officers and directors as a group.

                                                                       AMOUNT AND
                                                                       NATURE OF
                           NAME AND ADDRESS OF                         BENEFICIAL              PERCENTAGE OF
TITLE OF CLASS             BENEFICIAL OWNER(1)                        OWNERSHIP(2)                 CLASS
--------------             -------------------                        ------------                 -----
Common Shares, no par      William C. Stearns                            614,391                   18.5%
value                      Director, President and Treasurer
Common Shares, no par      Sally A. Stearns                              631,916                    19.1%
value                      Director, Vice President and Secretary
Common Shares, no par      Frank E. Duval                                125,000(3)                  3.8%
value                      Director
Common Shares, no par      Carter F. Randolph, Ph.D.                      63,542(4)                  1.9%
value                      Director
Common Shares, no par      Adam "Bud" Vetter                                   0                     0.0%
value                      Director
Common Shares, no par      John A. Chuprinko                               6,640(5)                  0.2%
value                      Chief Financial Officer
Common Shares, no par      All Directors and Executive Officers        1,439,989(6)                 43.5%
value                      as a group (6 persons)

--------------------

(1) The address for all persons listed is 30 Paragon Parkway, Mansfield, Ohio 44903.

(2) Unless otherwise indicated, the named shareholder has sole voting and investment power.

(3) Includes 15,000 shares purchasable on exercise of currently exercisable warrants.

(4) Of such shares, 50,834 are beneficially owned by the Randolph Company, Inc., an Ohio corporation, of which Dr. Randolph owns the controlling interest. The Randolph Company, Inc. and, therefore, Dr. Randolph have full discretionary investment authority over such shares, including the right to vote and sell such shares. Includes 12,708 shares for which Dr. Randolph and his wife, Kathy, have shared voting and investment power. Includes 8,798 shares purchasable on exercise of currently exercisable warrants.

(5) Includes 4,500 shares purchasable on the exercise of currently exercisable stock options, and 1,500 shares which are not currently exercisable but which become exercisable pursuant to the terms of the merger agreement.

(6) Includes 28,298 shares purchasable on exercise of currently exercisable warrants and stock options, and 1,500 shares which are not currently exercisable but which become exercisable pursuant to the terms of the merger agreement.


REVOCABILITY OF PROXIES

         A shareholder of record may revoke a proxy at any time prior to its exercise by:

         - delivering a written notice of revocation PRIOR TO THE SPECIAL MEETING to Stearns, P.O. Box 1748, 30 Paragon Parkway, Mansfield, Ohio 44901-1748, Attention: Betty Vetter,
         - delivering, PRIOR TO THE SPECIAL MEETING, a duly executed proxy bearing a later date, or
         -        attending the Special Meeting and voting in person.

         For shares held beneficially, but not as record holder, a shareholder may change a previous vote by submitting new voting instructions to the broker or nominee.

         The presence of a shareholder at the Special Meeting will not, in and of itself, revoke that shareholder's proxy. If shares are held of record, you can vote at the Special Meeting. A beneficial holder may not vote or revoke a proxy at the Special Meeting unless such shareholder has received a properly executed proxy from the broker or nominee.

SOLICITATION OF PROXIES

         All expenses of Stearns' solicitation of proxies, including the cost of mailing these documents to you, will be paid by Stearns. Stearns has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at an approximate cost of $6,000.

         Proxies may be solicited from shareholders by Georgeson Shareholder Communications Inc. and by directors, officers and employees of Stearns by mail, in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for their reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Stearns will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such solicitation.

DISSENTERS' RIGHTS

         Shareholders of Stearns who so desire are entitled to relief as dissenting shareholders under Ohio Revised Code Section 1701.85. A shareholder of Stearns will be entitled to such relief, however, only if such shareholder complies strictly with all of the procedural and other requirements of Ohio Revised Code Section 1701.85. The following summary does not purport to be a complete statement of the method of compliance with Ohio Revised Code Section 1701.85 and is qualified in its entirety by reference to the copy of Ohio Revised Code Sections 1701.84 and 1701.85 attached hereto as Annex D.

         If you are a Stearns shareholder who wishes to perfect the rights of a dissenting shareholder in the event the merger agreement is adopted and the merger is approved, you:

         (a) must have been a record holder of the Stearns common shares on the record date for the Special Meeting. If you have a beneficial interest in Stearns common shares that are held in the name of any other person, for which you desire to perfect dissenter's rights, you must cause the shareholder of record to timely and properly act to perfect your rights;

         (b) must not have voted your Stearns common shares in favor of adoption of the merger agreement and the approval of the merger. A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER CONSTITUTES A WAIVER OF YOUR DISSENTER'S RIGHTS; and

         (c) must deliver to Stearns, NOT LATER THAN TEN DAYS AFTER THE SPECIAL MEETING, a written demand for payment of the fair cash value of the shares. Such written demand must state the name and address of the shareholder, the number of shares as to which relief is sought and the amount claimed as the fair cash value thereof.

         A vote against the adoption of the merger agreement and the approval of the merger will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: John Chuprinko, Stearns & Lehman, Inc., 30 Paragon Parkway, Mansfield, Ohio 44903. As the written demand must be delivered within the ten-day period following the Special Meeting, it is recommended, although not required, that a shareholder using the mails use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

         If Stearns sends the dissenting shareholder, at the address specified in the shareholder's demand, a request for the certificate(s) representing the shareholder's shares, the shareholder must deliver the certificate(s) to Stearns within fifteen days of the sending of such request. Stearns may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). FAILURE TO DELIVER THE CERTIFICATE(S) WITHIN FIFTEEN DAYS OF THE REQUEST TERMINATES THE SHAREHOLDER'S RIGHTS AS A DISSENTING SHAREHOLDER. Stearns must notify the shareholder of its election to terminate the rights of the shareholder as a dissenting shareholder within twenty days after the lapse of the fifteen-day period.

         Unless the dissenting shareholder and Stearns agree on the fair cash value per share, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Richland County, Ohio. If that court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

         Fair cash value: (1) will be determined as of the day prior to the Special Meeting, (2) will be the amount a willing seller and a willing buyer would accept or pay with neither being under compulsion to sell or buy, (3) will not exceed the amount specified in the shareholder's written demand, and (4) will exclude any appreciation or depreciation in market value resulting from the merger. The court will make a finding as to the fair cash value of a share and render judgment against Stearns for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

         The rights of any dissenting shareholder will terminate if (a) the dissenting shareholder has not strictly complied with Ohio Revised Code Section 1701.85, unless Stearns by its board of directors, waives such failure, (b) Stearns abandons or is enjoined or prevented from carrying out, or the shareholders of Stearns rescind their adoption of, the merger agreement, (c) the dissenting shareholder withdraws his written demand, with the consent of Stearns by its board of directors, (d) Stearns and the dissenting shareholder have not agreed upon the fair cash value of the Stearns common shares and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares, or (e) the dissenting shareholder does not, upon request of Stearns, make the timely and appropriate surrender of the certificates evidencing the shares for endorsement thereon of a legend to the effect that demand for the fair cash value of those shares has been made. For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "MATERIAL FEDERAL INCOME TAX CONSEQUENCES."

         Because a proxy which does not contain voting instructions will be voted for the adoption of the merger agreement, a shareholder who wishes to exercise his dissenter's rights must either (1) not sign and return a proxy or,
(2) if the shareholder signs and returns a proxy, vote against or abstain from voting on the adoption of the merger agreement and the approval of the merger.

         Stearns shareholders who are not in favor of approving the merger but who do not wish to exercise their dissenters' rights may, in the alternative, attempt to sell their shares in the open market at the then current market price.


                                   THE MERGER

GENERAL

         If the merger is consummated, Stearns will be acquired by Kerry Holding through the merger of Kerry Holding's wholly-owned subsidiary with and into Stearns. Stearns will be the surviving corporation of the merger.

BACKGROUND AND REASONS FOR THE MERGER

         Stearns management and directors have been concerned that the market prices for Stearns common shares have not reflected the true value of the enterprise.

         As of January 24, 2002, Stearns has eight listed market makers. As reported by the Nasdaq Stock Market (SM), the high and low closing prices for the Stearns common shares for the fiscal years ended April 30, 2001, April 30, 2000 and April 30, 1999 were $4.97 and $2.00, $3.25 and $1.25, and $4.88 and
$1.75, respectively. As reported by the Nasdaq Stock Market (SM), the high and low closing prices for the Stearns common shares for the period beginning May 1, 2001 and ending December 18, 2001 (the day before merger negotiations were announced) were $3.90 and $3.13.

         Management attributes the low market prices for the common shares to a variety of issues, including:

         -        lack of support from market makers;

         - lack of public float due to the concentration of shares in the hands of Mr. and Mrs. Stearns (who hold approximately 37.6% of the outstanding shares); and

         - concentration of business with a single customer (Starbucks Coffee Company accounted for approximately 43%, 49% and 50% of sales in the last three fiscal years).

         In addition to concern about the trading market for the Stearns common shares, Stearns management and directors became increasingly frustrated with Stearns' micro-cap public-company status, which (despite more than doubling the size of Stearns over the past two years) has restricted Stearns' access to capital, increased its administrative costs and forced it to forgo significant growth opportunities in order to manage its quarterly earnings.

     Over the years, Stearns management explored numerous alternatives for increasing liquidity, including:

         -        the hiring of public relations firms;

         - meetings with potential market makers in order to generate interest in Stearns common shares; and

         -        meetings with brokerage firms to discuss access to capital.

Stearns was informed by the market makers and brokerage firms with which it met that it did not have a high enough level of sales for those market makers or brokerage firms to assist it in increasing liquidity or accessing capital. Accordingly, Stearns looked at acquiring other companies to help it grow in size and to increase the liquidity of its common shares. However, Stearns' management and board of directors determined that acquisitions large enough to influence market makers and brokerage firms would be too expensive and would result in Stearns becoming highly leveraged. Therefore, Stearns' management and board of directors determined that a sale of Stearns was the only viable alternative for maximizing shareholder value.

         In May of 2001, Brown, Gibbons, Lang made a presentation to the Stearns board of directors regarding its capabilities and experience in selling companies comparable to Stearns. Thereafter, Stearns' board of directors authorized management to engage Brown, Gibbons, Lang to determine whether Stearns could be sold at a price which would be favorable to shareholders, and an engagement letter dated June 20, 2001 was subsequently entered into between the parties.

         The engagement letter retained Brown, Gibbons, Lang to serve as Stearns' financial advisor and investment banker in connection with a possible sale of Stearns. Brown, Gibbons, Lang was authorized to contact unaffiliated companies that were identified as likely to have both an interest in and an ability to acquire Stearns. Between June and November, 2001, Brown, Gibbons, Lang contacted 365 potential buyers in order to determine their interest in Stearns. Companies expressing an interest in acquiring Stearns were invited to submit bids in writing to Brown, Gibbons, Lang. Nineteen parties expressed an interest in acquiring Stearns.

         On November 16, 2001, Kerry Holding submitted an offer to acquire Stearns on a cash free and debt free basis for $26 million less the expenses of the merger transactions plus cash expenditures for the new Stearns facility in the United Kingdom. This offer was the most attractive to Stearns in terms of valuation and the ability of the potential acquiror to close the transaction. The Stearns board of directors met on November 21, 2001, and considered the Kerry Holding's offer. After thorough consideration, the board of directors authorized management to enter into a non-binding letter of intent under which Stearns granted Kerry Holding an exclusive period in which to conduct a due diligence review.

         Between November 21, 2001 and January 4, 2002, Kerry Holding conducted extensive due diligence. Management, representatives of Brown, Gibbons, Lang and Stearns' outside counsel were involved in extensive meetings concerning Stearns' business and prospects with representatives of Kerry Holding. During this period, a definitive merger agreement was negotiated. As a result of the due diligence review and these negotiations, the terms of the definitive merger agreement differ in certain respects from the original offer; however, the Kerry Holding offer remained more attractive than any other bid received.

         On January 2, 2002, the board of directors of Stearns met to consider the merger agreement. In connection with the Board's deliberations, counsel reviewed the terms of the merger agreement and Brown, Gibbons, Lang submitted its written opinion, dated January 2, 2002, that the consideration to be received by the shareholders of Stearns pursuant to the merger agreement is fair from a financial point of view. The board of directors, by unanimous action: (1) determined that the terms of the merger agreement are fair and in the best interests of Stearns and its shareholders, (2) approved entering into the merger agreement and (3) recommended the shareholders adopt the merger agreement and the transactions contemplated thereby.

         In the course of reaching its determination to approve the merger agreement, the board of directors of Stearns considered all factors it deemed material. Such factors included:

         -        the terms of the merger agreement;

         - the written opinion of Brown, Gibbons, Lang that the consideration to be received by the shareholders of Stearns pursuant to the merger agreement is fair from a financial point of view, to the Stearns shareholders;

         - the merger consideration is in excess of the next closest bid and represents an almost 99% premium over market prices for Stearns common shares prior to the announcement of the merger negotiations; and

         -        the ability of Kerry Holding to pay the merger consideration.

         The foregoing discussion of the information and factors considered by the board of directors of Stearns is not intended to be exhaustive, but constitutes the material factors considered by the board of directors. In reaching its determination to approve and recommend the merger agreement, the board of directors did not assign any relative or specific weight to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm's length negotiations between representatives of Kerry Holding and Stearns.

         FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF STEARNS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF STEARNS AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF STEARNS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

         The board of directors of Stearns retained Brown, Gibbons, Lang based on its experience with middle market companies, its independent nature and its performance in its role as financial advisor to Slush Puppie Corporation in its sale to Dr. Pepper/Seven Up, Inc., a division of Cadbury Schweppes plc. As part of its investment banking services, Brown, Gibbons, Lang is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, competitive bids, private placements and valuations.

         At the January 2, 2002 meeting of Stearns board of directors, Brown, Gibbons, Lang rendered its oral opinion, which was confirmed by its written opinion, also dated January 2, 2002, to the effect that, based upon and subject to the assumptions, qualifications and limitations presented in the opinion, as of the date of the opinion, the merger consideration was fair, from a financial point of view, to the shareholders of Stearns. Certain financial analyses used by Brown, Gibbons, Lang in connection with its opinion are summarized hereunder.

         In reading the discussion presented below, Stearns shareholders should be aware that Brown, Gibbons, Lang's opinion:

         - was provided to Stearns board of directors for its use and benefit;

         - did not address Stearns' underlying business decision to enter into the merger;

         - did not constitute a recommendation to Stearns' board of directors in connection with the merger;

         - does not constitute a recommendation to any Stearns' shareholder as to how to vote in connection with the merger proposal; and

         - was not intended to be relied upon or confer any rights or remedies upon any creditor, shareholder of Stearns or any other third party.

Attached as Annex B to this proxy statement is the full text of Brown, Gibbons, Lang's opinion, which sets forth a description of the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Brown, Gibbons, Lang.

     In arriving at its opinion, Brown, Gibbons, Lang reviewed and analyzed, among other things,

         -        the merger agreement,

         - certain historical and current financial and operating information of Stearns,

         - certain internal financial statements and other financial and operating data concerning Stearns prepared by Stearns management, including projected financial and operating data concerning Stearns,

         - the reported prices and trading activity for Stearns common shares,

         - a comparison of the financial performance and prices and trading activity of Stearns with that of certain other publicly-traded companies and their securities which Brown, Gibbons, Lang deemed generally comparable to Stearns,

         - the terms of recent acquisitions involving companies operating in the specialty food and beverage industries which Brown, Gibbons, Lang deemed generally comparable to Stearns and the merger, and

         - the pricing and other terms of certain other recent acquisitions of publicly-traded U.S. companies.

In addition, Brown, Gibbons, Lang toured Stearns' Mansfield facility, discussed Stearns' history, current operations, financial condition, competitive positioning and growth opportunities with management, and reviewed such other information, financial studies, analyses, investigations, and financial, economic and market criteria that it deemed relevant.

         Brown, Gibbons, Lang assumed that Stearns was not aware of any information that might be material to its opinion and that was not made available to Brown, Gibbons, Lang. Furthermore, Brown, Gibbons, Lang assumed and relied upon the accuracy and completeness of the financial statements and other information provided to it by Stearns, without independent verification of such information. Brown, Gibbons, Lang relied upon the assurances of management that all such information had been prepared on a reasonable basis and that they were not aware of any information or facts that would make the information provided incomplete or misleading. Brown, Gibbons, Lang assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Stearns of the future financial performance of Stearns. Brown, Gibbons, Lang did not make any independent valuation or appraisal of the assets or liabilities of Stearns , nor was it furnished with any such appraisals. Brown, Gibbons, Lang further assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, without the waiver of any material condition and with all the necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would be material to Brown, Gibbons, Lang's analysis. Brown, Gibbons, Lang's opinion is necessarily based on the economic, market and other conditions, and the information made available to it, as they exist and can be evaluated, as of the date of the opinion.

         The following is a brief summary of the material valuation and financial and comparative analyses used by Brown, Gibbons, Lang in connection with rendering its opinion. The summary does not purport to be a complete description of the analyses conducted by Brown, Gibbons, Lang in arriving at its opinion and is qualified in its entirety by reference to the full text of the Brown, Gibbons, Lang opinion.

         In performing its analysis, Brown, Gibbons, Lang made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Brown, Gibbons, Lang and Stearns. Any estimates contained in the analysis performed by Brown, Gibbons, Lang are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by the analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which these businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Brown, Gibbons, Lang's opinion was among several factors taken into consideration by Stearns' board of directors in making its determination to approve the merger and the merger agreement. In arriving at its opinion and as to the significance and relevance of each analysis and factor, Brown, Gibbons, Lang did not assign any particular weight to any analysis or factor it considered, but rather made qualitative judgements and determinations based on the existing economic, monetary and market conditions as of the date of its opinion. Accordingly, Brown, Gibbons, Lang believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, without considering all analyses and factors, could create a misleading and incomplete view of the processes underlying the analyses considered in rendering its opinion. These analyses were prepared solely as a part of Brown, Gibbons, Lang's analysis of the fairness, from a financial point of view, of the merger consideration to Stearns' shareholders.

         COMPARABLE PUBLIC COMPANIES ANALYSIS. Brown, Gibbons, Lang analyzed public companies that, in its judgment, were comparable to Stearns to determine the current valuation that the market places on comparable public companies. Brown, Gibbons, Lang selected eleven companies that it deemed comparable to Stearns, although no company was directly comparable. Because no company was directly comparable to Stearns, Brown, Gibbons, Lang based the analysis upon the characteristics of the group of comparable companies as a whole, rather than on any individual company. The selected comparable companies were:

         Atlantic Premium Brands, Ltd                Bunge Limited
         Farmer Bros. Co.                            Hansen Natural Corp.
         International Flavors & Fragrances, Inc.    J&J Snack Foods Corp.
         M&F Worldwide Corp.                         McCormick & Co.
         Ralcorp Holdings, Inc.                      Sensient Technologies Corp.
         Tate & Lyle PLC

         Brown, Gibbons, Lang analyzed the pricing relationships, or multiples, between Enterprise Value (Market Capitalization + Outstanding Debt + Preferred Securities - Cash) and trailing 12 months ("TTM") Sales, earnings before interest and taxes ("EBIT"), and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the selected comparable companies. The analysis was based upon financial data available as of December 13, 2001.

         Brown, Gibbons, Lang arrived at median multiples of Enterprise Value to TTM Sales, EBIT and EBITDA of 0.9x, 14.0x and 7.9x, respectively. The comparable companies selected for this analysis had a median Enterprise Value of $682.3 million and median TTM Sales, EBIT and EBITDA of $345.2 million, $43.9 million and $70.7 million, respectively, compared with Stearns' October TTM Sales of $23.0 million, EBIT of $2.5 million and EBITDA of $3.1 million. In addition to being significantly smaller than the companies included in the analysis, Brown, Gibbons, Lang noted that Stearns had significant customer concentration, as more than 50% of its fiscal 2001 sales were with its largest customer (Starbucks Coffee Company). Due to these differences, and the inherent risks associated with them, Brown, Gibbons, Lang applied a size discount to the valuation multiples of the comparable public companies.

         Based upon its analysis, Brown, Gibbons, Lang determined that the most appropriate multiple to examine was that of EBITDA. Brown, Gibbons, Lang applied a 12% discount to the median public company EBITDA multiple of 7.9x, resulting in an EBITDA multiple of 6.9x. Applying the EBITDA multiple to Stearns' TTM October EBITDA of $3.1 million, the Comparable Public Companies Analysis provides a valuation of approximately $21.6 million. Brown, Gibbons, Lang noted that the valuation of Stearns implied by the merger consideration to be paid by Kerry was in excess of this valuation.

         No company utilized in the comparable public companies analysis is identical to Stearns. Accordingly, any analysis of the comparable public companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Stearns compared to the values of the other companies.

         REPRESENTATIVE TRANSACTIONS ANALYSIS. Brown, Gibbons, Lang examined the price paid for controlling interests in reasonably comparable specialty food and beverage companies, based on its judgement, where adequate financial information on the transaction was made available. The representative transactions were:

         Sara Lee Corp.'s acquisition of The Earthgrains Co.

         The acquisition of Michael Foods, Inc. by its management
         Cadbury Schweppes plc's acquisition of Slush Puppie Corporation International Flavors & Fragrances' acquisition of Bush Boake Allen,
           Inc.
         ConAgra, Inc.'s acquisition of International Home Foods, Inc.
         North Castle Partners' acquisition of Saratoga Beverage Group, Inc. Saratoga Beverage Group, Inc.'s acquisition of Fresh Fruit Juice
            Company, Inc.

Brown, Gibbons, Lang arrived at median multiples of Transaction Value (Cash + Market Value of Securities + Assumed Debt + Present Value of Earnouts/Seller Financing) to Sales, EBIT and EBITDA of 1.1x, 11.0x and 9.1x, respectively. As in the comparable public companies analysis, Brown, Gibbons, Lang determined that the most appropriate multiple to examine was that of EBITDA and that a 12% discount, based on Stearns' size and customer concentration, was appropriate. After applying the discount, Brown, Gibbons, Lang arrived at a median ratio of Transaction Value to EBITDA of 8.0x. Applying the multiple to Stearns' TTM October EBITDA of $3.1 million, the representative transactions analysis resulted in a valuation of approximately $24.9 million. Brown, Gibbons, Lang noted that the valuation of Stearns implied by the merger consideration to be paid by Kerry was in excess of this valuation.

         No company or transaction utilized in the representative transactions analysis is identical to Stearns or the merger. Accordingly, any analysis of the representative transactions necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Stearns compared to the acquisition values of the other companies in the representative transactions.

         RECENT TRADING PRICE ACTIVITY. Brown, Gibbons, Lang examined the historical trading activity of the Stearns' outstanding common shares during the period from February 10, 1995 to December 13, 2001. Brown, Gibbons, Lang noted that the merger consideration of $7.36 per share represented a 98.9% premium over Stearns' closing stock price of $3.70 on December 13, 2001 (one week before merger negotiations were announced). Additionally, the merger consideration represented a 90.2% premium over the average closing price of Stearns' common shares of $3.87 over the 52-week period ended December 13, 2001 and a 54.9% premium over the high closing price of $4.75 during such period. Based upon the closing stock price of $3.70 on December 13, 2001, Stearns had an Enterprise Value of approximately $12.8 million.

         RECENT PREMIUMS PAID. Brown, Gibbons, Lang examined the premiums paid over market prices for acquired companies' stock. The merger consideration of $7.36 per share represents a 98.9% premium over the closing stock price of $3.70 on December 13, 2001. The 98.9% premium offered by Kerry is substantially higher than recent premiums paid for acquisitions of public U.S. companies, as reported by industry publications. The average premium for all completed deals of less than $5 billion was reported to be 34.0% for the nine month period ended December 7, 2001. The average premium for deals valued between $25 million and $249.9 million was reported to be 52.7% for the three month period ended October 31, 2001.

         Stearns has agreed to pay Brown, Gibbons, Lang a total fee equal to $650,000, based upon closing adjustments. In addition, Stearns paid Brown, Gibbons, Lang a nonrefundable retainer of $30,000 upon the execution of the engagement letter and Stearns agreed to reimburse Brown, Gibbons, Lang for all reasonable out-of-pocket expenses incurred by Stearns in connection with the merger, including fees and expenses of Brown, Gibbons, Lang's legal counsel (which fees and expenses shall not exceed $10,000 without the prior approval of Stearns). Stearns has also agreed to indemnify Brown, Gibbons, Lang against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

CONDUCT OF BUSINESS IF THE MERGER IS NOT CONSUMMATED

         If the merger is not consummated, Stearns will continue its current operations. During the course of negotiations, however, Stearns and Kerry Group discussed Stearns locating its planned new United Kingdom manufacturing facility in a facility owned by Kerry Group, and these two companies have entered into discussions regarding a co-packing agreement which will remain in effect even if the merger is not consummated. For reasons discussed under the caption, "THE MERGER - Background and Reasons for the Merger," Stearns may continue to explore strategic alternatives, including a business combination or sale of Stearns, if the merger with Kerry Holding is not consummated.

REGULATORY FILINGS AND APPROVALS

         Kerry Holding and Stearns have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger. Kerry Holding and Stearns are not aware of any material governmental approvals or actions that are required prior to the parties' consummation of the merger.


                              THE MERGER AGREEMENT

         The description of the merger agreement set forth below is not complete. For full information, you should read the merger agreement, a copy of which is attached to this proxy statement as Annex A.

TERMS OF THE MERGER

         THE MERGER. A wholly-owned subsidiary of Kerry Holding (Kerry Acquisition) will merge with and into Stearns in a transaction in which Stearns will become a wholly-owned subsidiary of Kerry Holding. The separate existence of the wholly-owned subsidiary will cease and Stearns will be the surviving corporation; provided, however, that at the election of Kerry Holding, the merger may be structured so that Stearns will be merged with and into Kerry Acquisition with Kerry Acquisition being the surviving corporation.

         EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in the merger agreement, the parties will complete the merger by filing a Certificate of Merger with the Secretary of State of Ohio. The merger will be effective upon the filing of the Certificate of Merger or such later date as specified in the Certificate of Merger.

         CONVERSION OF THE COMMON SHARES OF STEARNS IN THE MERGER. If the merger closes after the satisfaction or waiver of all of the closing conditions, each outstanding common share of Stearns will be converted into the right to receive cash in an amount that will be determined at closing, but which is currently not expected to be less than $7.36.

         MERGER PRICE. The total cash merger price to be paid by Kerry Holding will be $26,000,000 in cash adjusted as follows:

         - There shall be deducted from the total merger price the excess of Stearns' "specified liabilities" (as defined in the merger agreement) over Stearns' "cash on hand" (also defined in the merger agreement) as of the date of the closing of the merger;

         - There shall be deducted from the total merger price an amount equal to (1) the legal, accounting, investment banking and proxy solicitation fees and expenses incurred by Stearns for services related to the merger, (2) the cost of printing and mailing this proxy statement and (3) one-half the cost of title commitments, surveys and title insurance policies required to be provided pursuant to the merger agreement;

         - There shall be added to the total merger price the amount of cash spent by Stearns after November 23, 2001 for capital expenditures at a new Stearns plant being set up in the United Kingdom; and

         - There shall be deducted from the total merger price the amount paid to cancel outstanding options and warrants to purchase Stearns common shares (i.e., for each option or warrant, an amount equal to the number of shares subject to the option or warrant multiplied by the difference between the per share cash consideration shareholders will receive in the merger and the exercise price of the option or warrant).

This final total merger price will then be divided by the total number of Stearns common shares issued and outstanding immediately prior to the effective date of the merger, resulting in the per share cash merger price. The calculation of the estimated $7.36 merger price is attached as Annex C to this proxy statement.

         Although the per share merger price is currently not expected to be less than $7.36, unexpected events could result in increased bank debt and/or increased cash expenditures, either of which would reduce the amount it is estimated you will receive. In addition, difficulties and delays in obtaining regulatory or other approvals could increase legal, accounting and proxy solicitation fees and expenses, which would also reduce the amount it is estimated you will receive.

SURRENDER OF CERTIFICATES

         PAYMENT AGENT. First-Knox National Bank will act as agent for the payment of the merger consideration pursuant to the merger.

         PAYMENT PROCEDURES. Promptly after the effective time of the merger, Kerry Holding will mail, or cause the payment agent to mail, to each record holder of common shares of Stearns a letter of transmittal disclosing the effectiveness of the merger and the procedure for surrendering each such record holder's common share certificates. At the effective time of the merger, Kerry Holding shall make available to the payment agent an amount of cash sufficient to make payment of the merger consideration to each record holder of common shares of Stearns. Stearns shareholders, who have not exercised dissenters' rights, will be required to follow the instructions and surrender their certificates representing Stearns common shares, together with the properly executed letter of transmittal, to the payment agent. Those shareholders will then be entitled to receive their cash merger consideration for the Stearns common shares, less the amount of any withholding taxes that may be required thereon.

         DISSENTING SHARES. Any holder of Stearns shares who has properly exercised dissenter's rights shall be entitled to payment for such shares pursuant to Ohio law. If, in accordance with Ohio law, any holder of dissenting shares shall fail to perfect or withdraw or loses such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the effective time of the merger, the right to receive the per share merger price.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, each of Kerry Holding, Kerry Acquisition and Stearns provide customary representations and warranties relating to, among other things:

         -        corporate organization and standing;
         - corporate authority to enter into and perform the terms of the merger agreement; and
         -        conflicts with other agreements.

         In the merger agreement, Stearns also makes additional representations and warranties relating to, among other things:

         -        capital structure;
         -        financial statements;
         -        securities filings;
         -        legal proceedings;
         -        material adverse changes;
         -        condition of assets and computer systems;
         -        real and personal property;
         -        inventory;
         -        accounts receivables and advances;
         -        intellectual property;
         -        licenses and permits;
         -        capital improvements;

         -        bank accounts;
         -        customers and suppliers;
         -        environmental matters;
         -        tax matters;
         -        employee benefit plans;
         -        conflicts of interest;
         -        material contracts;
         -        finders' fees;
         -        insurance matters;
         -        title to property;
         -        labor matters; and
         -        material interests of insiders.

         In the merger agreement, Kerry Holding also makes an additional representation and warranty that it has sufficient funds to consummate the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

         Stearns agreed that until the merger is effective, it will conduct its "business in the ordinary course consistent with past practice" (as defined in the merger agreement), and will use its best efforts to preserve intact its business organizations and relationship with third parties and to keep available the services of its present officers and employees. The merger agreement provides that Stearns (and any subsidiary) shall not, without the consent of Kerry Holding:

         - merge or consolidate with any person or acquire a material amount of assets of any person;

         - lease, sell, license or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice;

         - except for the proposed expenditures for the Stearns United Kingdom plant, incur any obligation or enter into any contract not in the ordinary course of business which either (1) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $25,000 or
                  (2) has a term of, or requires a performance of any obligations by Stearns or any subsidiary over a period in excess of, six months;

         - take any action, or enter into or authorize any contract or transaction, other than in the ordinary course of business and consistent with past practice;

         - waive, release or cancel any material claims against third parties or material debts owing to Stearns, or any material rights; - make any changes in its accounting systems, policies, principles or practices;

         - except for issuances of shares on exercise of currently outstanding employee stock options and director's warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of capital stock or any other securities of Stearns or any subsidiary, or amend any terms of any such capital stock or other securities;

         -        split, combine, or reclassify any shares of its capital stock;
                  declare, set aside or pay any dividend or other distributions in respect of its capital stock; or redeem or otherwise acquire any capital stock or securities of Stearns or any subsidiary;

         - make any borrowings, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice or in connection with the proposed expenditures for the Stearns United

                  Kingdom plant), or assume, guarantee, endorse (except for negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable for the obligations of any person, or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice and certain payments contemplated by the merger agreement);

         - make any loans, advances or capital contributions to, or investments in, any other person;

         - except as contemplated by the merger agreement, enter into, adopt, amend or terminate any severance or employee benefit agreement or arrangements for the benefit or welfare of any current or former director, officer or employee, or increase in any manner the compensation or fringe benefits of any current or former director, officer or employee or pay any benefit not required by an existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

         - except for certain capital expenditures contemplated by the merger agreement, acquire, lease or encumber any assets outside the ordinary course of business or any assets which are material to Stearns or any subsidiary;

         - except for the proposed expenditures for the Stearns United Kingdom plant, authorize or make any capital expenditures which individually or in the aggregate are in the excess of $25,000;

         - make any tax election or adopt or change any method of accounting or settle or compromise any federal, state, local or foreign income tax liability, or waive or extend the statute of limitations in respect of any such taxes;

         - pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against Stearns or any subsidiary or any of their respective directors, officers, employees or agents;

         - terminate, modify, amend or otherwise alter or change any of the terms or provisions of any material contract, or pay any amount not required by law or by any material contract;

         - take or agree or commit to take any action that would make any representation and warranty of Stearns set forth in the merger agreement inaccurate in any respect at, or as of any time prior to, the effective time of the merger or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in respect at any such time; and

         - adopt or propose any change to its Articles of Incorporation or Code of Regulations.

         NO SOLICITATION. The merger agreement provides that, until the termination of the merger agreement, Stearns will not solicit, initiate or encourage any acquisition proposals regarding Stearns.

         RESIGNATION OF OFFICERS AND DIRECTORS. Stearns will cause each officer and member of the board of directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, Stearns and any subsidiary, if so requested by Kerry Holding, to tender his or her resignation from such position effective as of the effective time of the merger.

         PREPAYMENT OF BANK DEBT. Unless waived by Kerry Holding in writing, Stearns will cause all of its bank debt and all of the bank debt of any subsidiary to be paid in full and any liens or other security therefor to be released prior to the effective time of the merger.

         CONFIDENTIALITY. Prior to the effective time of the merger or after any termination of the merger agreement, Kerry Holding will hold, and will use its best efforts to cause its officers, directors, employees and other representatives to hold, in confidence, all confidential documents and information concerning Stearns furnished to Kerry Holding in connection with the transactions contemplated by the merger agreement, unless compelled to disclose those documents or information by judicial or administrative process or by requirements of law. The confidential treatment of the documents and information will not apply if the documents or information can be shown to have been (1) previously known on a non-confidential basis by Kerry Holding, (2) in the public domain through no fault of Kerry Holding or (3) lawfully required by Kerry Holding from sources other than Stearns. Kerry Holding may disclose such documents and information to its officers, directors, employees and other representatives and to its lenders in connection with obtaining the financing required for the transaction contemplated by the merger agreement so long as they are informed by Kerry Holding of the confidential nature of such information and are directed to treat such information confidentially.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

         TREATMENT OF STOCK OPTIONS AND DIRECTORS' WARRANTS. At or immediately prior to the effective time of the merger, each outstanding employee stock option to purchase Stearns common shares granted under the Stearns Employee Stock Option Plan, and each outstanding warrant to purchase Stearns common shares granted to directors, shall be cancelled, and each holder of any such option or warrant, whether or not then vested or exercisable, shall receive a cash payment equal to the number of shares subject to the option or warrant multiplied by the difference between the per share cash consideration shareholders will receive in the merger and the exercise price of the option or warrant.

         INDEPENDENT CONTRACTOR AGREEMENT. At or prior to the effective time of the merger, William C. Stearns will enter into an Independent Contractor Agreement with the surviving corporation in the merger whereby Mr. Stearns will be retained as an independent contractor for two years. It is contemplated that, under the agreement, Mr. Stearns' duties will be to engage in the sale of Stearns' products. Mr. Stearns shall receive, for these services, the following compensation: (1) during the first 12 months, a monthly amount of $12,500 plus 7% of such amount plus an additional monthly amount of $5,625 (for a total monthly amount of $19,000), and (2) during the second 12 months, a monthly amount of $18,750 plus 7% of such an amount plus an additional monthly amount of $5,625 (for a total monthly amount of $25,687.50). In the event Mr. Stearns continues to provide services under the agreement through the first 12 month period, or in the event his services are terminated prior to the first anniversary of the agreement for a reason other than "cause" (as defined in the agreement), the amount of $75,000 plus 7% of such an amount (for a total of $80,250) will be payable to Mr. Stearns within 10 days after the first anniversary of the agreement.

         The surviving corporation may terminate the agreement at any time. If the agreement is terminated during the two year period as a result of either the termination of Mr. Stearns for reasons other than "cause" or as a result of Mr. Stearns' voluntary resignation for "good reason" (as defined in the agreement), then Mr. Stearns shall be entitled to payment of the amounts described in items
(1) and (2) in the paragraph above for the period beginning on his termination date and ending on the second anniversary of the effective date of the agreement. If the agreement is terminated during the two year period for any reason other than as specified in the sentence above, then Mr. Stearns shall be entitled to no payments for periods after his termination date.

         During the 60 day period immediately preceding the first anniversary of the effective date of the agreement, Mr. Stearns and the surviving corporation shall engage in discussions as to whether the agreement shall be terminated. If they decide to terminate the agreement, they shall further discuss whether there will be any continuing relationship and if so, the form of such relationship, such as whether the relationship will be an employer-employee relationship.

         As part of the agreement, Mr. Stearns will agree, for a period of five years from the effective date, to not, directly or indirectly, engage in any activity anywhere that would be in competition with the business of Stearns. In addition, Mr. Stearns will agree that if the agreement is terminated more than two years after its effective date, he will not, for a period of three years from his termination date, engage in any activity that would be in competition with the business of Stearns.

         DIRECTOR AND OFFICER LIABILITY INSURANCE. For two years after the effective time of the merger, Kerry Holding will provide, or will cause Stearns (the surviving corporation) to provide, each person currently covered by

Stearns officers' and directors' liability insurance policy with officers' and directors' liability insurance covering acts or omissions occurring prior to the effective time of the merger, on terms with respect to coverage and in an amount no less favorable than those of the policy in effect on the date the merger agreement was executed.

CONDITIONS TO THE MERGER

         CONDITIONS TO OBLIGATIONS OF STEARNS, KERRY HOLDING AND KERRY ACQUISITION. The obligations of all parties to effect the merger are subject to the satisfaction of the following conditions, among others:

         - the merger agreement must be validly adopted by the vote of two-thirds of the outstanding shares of Stearns;

         - no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits the merger;

         - all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the merger have been obtained.

         CONDITIONS TO OBLIGATIONS OF KERRY HOLDING AND KERRY ACQUISITION. The obligations of Kerry Holding and Kerry Acquisition to effect the merger are subject to the satisfaction of the following conditions:

         - Stearns shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

         - the representations and warranties of Stearns contained in the merger agreement and any other document delivered by Stearns pursuant to the merger agreement must be true in all material respects at and as of the effective time of the merger;

         - no court, arbitrator or governmental body, agency or official shall have issued any order and there shall not be any statutes, rules or regulations, restraining or prohibiting the consummation of the merger or the effective operation of the business of Stearns or the subsidiaries after the effective time of the merger, and no proceeding challenging the merger agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the merger shall have been instituted by any person before any court, arbitrator, governmental body, agency or official or be pending;

         - Kerry Holding shall have received all documents it reasonably requested relating to the existence of Stearns and any subsidiary and the authority of Stearns to enter into the merger agreement;

         - the holders of less than 5% of the Stearns common shares shall have demanded appraisal for their shares in accordance with Ohio law prior to the effective time of the merger (unless any such holder has failed to perfect or has withdrawn or has lost his right to appraisal);

         - there shall not have occurred any action which individually or in the aggregate would have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of Stearns and the subsidiaries taken as a whole, since the date of the merger agreement;

         - Kerry Holding shall have received evidence satisfactory to it that all Stearns bank debt and all bank debt of any subsidiary has been paid in full and any liens or other security with respect to that debt has been released; and

         - William C. and Sally A. Stearns shall have entered into a non-compete agreement with Kerry Holding on terms and conditions satisfactory to Kerry Holding.

TERMINATION

         The merger agreement may be terminated:

         -        by the mutual written consent of Stearns and Kerry Holding;

         - by either Stearns or Kerry Holding if the merger has not been consummated by March 15, 2002 (provided, however, that the right to terminate the merger agreement in this instance is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the closing of the merger agreement to occur on or before such date); or

         - by either Stearns or Kerry Holding, if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree enjoining Stearns or Kerry Holding from consummating the merger is entered and such judgment, injunction, order or decree has become final and nonappealable.

         TERMINATION FEE. Stearns shall pay $1,000,000 to Kerry Holding if all of the following conditions occur:

         -        the merger agreement is terminated;

         - prior to such termination, any person other than Kerry Holding has made a proposal to acquire Stearns at a purchase price per Stearns' share in excess of the per share cash merger price to be paid pursuant to the merger agreement;

         - at the time the merger agreement is terminated, Kerry Holding is not in breach in any material respect of its obligations under the merger agreement;

         - the board of directors of Stearns withdraws its recommendation to the shareholders of Stearns that they vote their shares in favor of the approval of the merger agreement or fails to solicit proxies of shareholders of Stearns to approve the merger agreement;

         - the merger agreement is rejected by the vote of the shareholders of Stearns at the Special Meeting or such meeting is not held; and

         - within 12 months of the termination of the merger agreement, either Stearns or any affiliate consummates a transaction with any other person other than Kerry Holding or any of its affiliates on substantially the same terms as the proposal to acquire Stearns made prior to the termination of the merger agreement.


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of material federal income tax consequences of the merger to Stearns shareholders. It is assumed for purposes of this discussion that the common shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Generally, a shareholder will recognize a gain, if any, up to the amount of cash received, depending upon that shareholder's basis in the Stearns common shares that he owns. Similarly, if a shareholder is a dissenting shareholder who receives cash in payment for his common shares, that shareholder will recognize a gain, if any, up to the amount of cash he receives, based upon his basis in the Stearns common shares.

         Special tax consequences not described in this proxy statement may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to mark-to-market, persons that hold common shares as part of a straddle or conversion transaction, persons who are not citizens or residents of the United States and shareholders who acquired their common shares through the exercise of an employee stock option or otherwise as compensation. This information is for general information only and is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service on the United States federal income tax consequences of the merger. Tax consequences under state, local and foreign laws are not addressed in this proxy statement. All shareholders should consult with their own tax advisors as to the particular tax consequences of the merger, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.


                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         In accordance with the Securities Exchange Act of 1934, proposals of shareholders intended to be included in the proxy statement for the 2002 Annual Meeting of Shareholders of Stearns, if one is held, are required to be received by Stearns by May 8, 2002. If a shareholder intends to present a proposal at the 2002 Annual Meeting but does not intend to seek the inclusion of such proposal in the proxy statement for the 2002 Annual Meeting, such proposal must be received by Stearns prior to July 23, 2002, or Stearns management proxies will be entitled to use their discretionary voting authority should such proposal be raised without any discussion of the matter in the proxy statement.


                       WHERE YOU CAN FIND MORE INFORMATION

         Stearns files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that Stearns files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. (The address of the public reference room in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Stearns' public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at Http://www.sec.gov. Reports, proxy statements and other information regarding Stearns also may be inspected at the offices of the Nasdaq Stock Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

         If you would like to request any documents from Stearns, please do so in writing or by telephone by calling John Chuprinko before the Stearns Special Meeting at the following address and telephone number:

         Stearns & Lehman, Inc.
         30 Paragon Parkway
         Mansfield, Ohio  44903
         (419) 522-2722

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. STEARNS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING OF STEARNS IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

                                     ANNEX A

                               (MERGER AGREEMENT)

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 JANUARY 4, 2002

                                      AMONG

                             STEARNS & LEHMAN, INC.

                                       AND

                            KERRY HOLDING CO. [BUYER]

                                       AND

                    KERRY ACQUISITION CO. [MERGER SUBSIDIARY]



================================================================================

                               TABLE OF CONTENTS*
                               -----------------

                                                                                                               PAGE
                                                                                                               ----

                                                     ARTICLE I
                                                    THE MERGER

SECTION         1.01       The Merger................................................................          1
                1.02       Closing...................................................................          1
                1.03       Merger Consideration......................................................          1
                1.04       Conversion of Shares......................................................          2
                1.05       Surrender and Payment.....................................................          2
                1.06       Dissenting Shares.........................................................          3
                1.07       Stock Options and Directors' Warrants.....................................          4


                                                    ARTICLE II
                                             THE SURVIVING CORPORATION

SECTION         2.01       Articles of incorporation.................................................          4
                2.02       Bylaws....................................................................          4
                2.03       Directors and Officers....................................................          4


                                                    ARTICLE III
                                          REPRESENTATIONS AND WARRANTIES
                                                  OF THE COMPANY


SECTION         3.01       Corporate Existence and Power.............................................          5
                3.02       Corporate Authorization...................................................          5
                3.03       Governmental Authorization................................................          5
                3.04       Non-Contravention.........................................................          5
                3.05       Capitalization............................................................          6
                3.06       Subsidiaries..............................................................          6
                3.07       SEC Filings...............................................................          7
                3.08       Financial Statements......................................................          7
                3.09       Disclosure Documents......................................................          7
                3.10       Absence of Certain Changes................................................          8
                3.11       Litigation................................................................         10
                3.12       ERISA.....................................................................         11
                3.13       Finders' Fees.............................................................         12
                3.14       Title to Properties.......................................................         13

----------
* The Table of Contents is not part of this Agreement.


                3.15       Condition of Assets; Computer System......................................         13
                3.16       Real Property.............................................................         13
                3.17       Personal Property.........................................................         14
                3.18       Inventories...............................................................         15
                3.19       Accounts Receivable and Advances..........................................         15
                3.20       Intellectual Property.....................................................         15
                3.21       Contracts.................................................................         16
                3.22       Permits...................................................................         17
                3.23       Insurance.................................................................         17
                3.24       Employment and Labor Matters..............................................         18
                3.25       Capital Improvements......................................................         18
                3.26       Taxes.....................................................................         18
                3.27       No defaults or Violations.................................................         20
                3.28       Environmental Matters.....................................................         20
                3.29       No Conflict of Interest...................................................         21
                3.30       Bank Accounts.............................................................         22
                3.31       Customers and Suppliers...................................................         22
                3.32       Improper and Other Payments...............................................         22
                3.33       Accuracy of Statements....................................................         22


                                                    ARTICLE IV
                                          REPRESENTATIONS AND WARRANTIES
                                                     OF BUYER

SECTION         4.01       Corporate Existence and Power.............................................         23
                4.02       Corporate Authorization...................................................         23
                4.03       Governmental Authorization................................................         23
                4.04       Non-Contravention.........................................................         23
                4.05       Disclosure Documents......................................................         23
                4.06       Finders' Fees.............................................................         24
                4.07       Financing.................................................................         24


                                                     ARTICLE V
                                             COVENANTS OF THE COMPANY

SECTION         5.01       Conduct of the Company....................................................         24
                5.02       Shareholders' Meeting; Proxy Material.....................................         27
                5.03       Access to Information.....................................................         27
                5.04       Other Offers..............................................................         27
                5.05       Notices of Certain Events.................................................         28
                5.06       Consents and Approvals....................................................         28
                5.07       Maintenance of Insurance..................................................         28
                5.08       Resignations of Officers and Directors....................................         29
                5.09       Supplemental Information..................................................         29


                5.10       Interim Financial Statements..............................................         29
                5.11       Title Insurance Policies and Surveys......................................         29
                5.12       Prepayment of Bank Debt...................................................         29


                                                    ARTICLE VI
                                                COVENANTS OF BUYER

SECTION         6.01       Confidentiality...........................................................         30
                6.02       Obligations of Merger Subsidiary..........................................         30
                6.03       Voting of Shares..........................................................         30
                6.04       Director and Officer Liability Insurance..................................         30


                                                    ARTICLE VII
                                                COVENANTS OF BUYER
                                                  AND THE COMPANY

SECTION         7.01       Best Efforts..............................................................         31
                7.02       Certain Filings...........................................................         31
                7.03       Public Announcements......................................................         31
                7.04       Further Assurances........................................................         31


                                                   ARTICLE VIII
                                             CONDITIONS TO THE MERGER

SECTION         8.01       Conditions to the Obligations of Each Party...............................         32
                8.02       Conditions to the Obligations of Buyer and
                           Merger Subsidiary.........................................................         32


                                                    ARTICLE IX
                                                    TERMINATION

SECTION         9.01       Termination...............................................................         33
                9.02       Effect of Termination.....................................................         34
                9.03       Termination Fee...........................................................         34


                                                     ARTICLE X
                                                   MISCELLANEOUS

SECTION         10.01      Notices...................................................................         35
                10.02      Survival of Representations and Warranties................................         36
                10.03      Amendments; No Waivers....................................................         36


                10.04      Expenses..................................................................         36
                10.05      Successors and Assigns....................................................         36
                10.06      Definitions...............................................................         36
                10.07      Governing Law.............................................................         39
                10.08      Counterparts; Effectiveness...............................................         39

Exhibit A                  Required consents (Section 3.04)
Exhibit B                  Subsidiaries (Section 3.06)
Exhibit C                  Certain Changes since April 30, 2001 (Section 3.10)
Exhibit D                  Employee Benefit Plans (Section 3.12(a))
Exhibit E                  Benefit Arrangements (Section 3.12(e))
Exhibit F
Exhibit G                  Form of Opinion of Vorys, Sater, Seymour and Pease LLP

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER dated as of the 4th day of January, 2002, among Stearns & Lehman, Inc., an Ohio corporation (the "Company"), Kerry Holding Co., a Delaware corporation ("Buyer"), and Kerry Acquisition Co., an Ohio corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

                  The parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. THE MERGER. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Ohio ("Ohio Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). At the election of Buyer, the Merger may be structured so that the Company shall be merged with and into Merger Subsidiary with the result that Merger Subsidiary shall be the "Surviving Corporation".

                  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Ohio and make all other filings or recordings required by Ohio Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Ohio or at such later time as is specified in the certificate of merger (the "Effective Time").

                  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Ohio Law.

                  SECTION 1.02. CLOSING. The closing of the Merger (the "C1osing") shall take place (a) at such location as Parent and the Company may agree at 10:00 a.m. Central Standard Time, on the first business day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

                  SECTION 1.03. MERGER CONSIDERATION. The Merger Consideration shall be $26 million in cash adjusted as follows:

                  (a) There shall be deducted from the Merger Consideration the excess of the Specified Liabilities over Cash on Hand as of the Closing, if any.

                  (b) There shall be deducted from the Merger Consideration an amount equal to Deal Expenses not paid at or prior to the Closing.

                  (c) There shall be added to the Merger Consideration an amount equal to the cash spent after November 23, 2001 for capital expenditures relating to the UK Plant.

                  SECTION 1.04. CONVERSION OF SHARES. The manner of converting or canceling the outstanding common shares without par value of the Company (the "Shares") and the shares of Merger Subsidiary shall be as follows:

                  (a) at the Effective Time, each Share held by the Company as treasury stock and such Shares as are owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

                  (b) at the Effective Time, each common share of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one common share of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

         (c) AT THE EFFECTIVE TIME, EACH SHARE OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME SHALL, EXCEPT AS OTHERWISE PROVIDED IN SECTION 1.04(A) OR AS PROVIDED IN SECTION 1.06 WITH RESPECT TO SHARES AS TO WHICH APPRAISAL RIGHTS HAVE BEEN EXERCISED, BE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN AN AMOUNT DETERMINED BY DIVIDING THE MERGER CONSIDERATION, LESS THE AMOUNT OF CASH PAYABLE BY THE COMPANY, PURSUANT TO SECTION 1.07, TO THE HOLDERS OF EMPLOYEE STOCK OPTIONS AND DIRECTORS' WARRANTS ( AS DEFINED IN SECTION 1.07(A)) BY THE TOTAL NUMBER OF SHARES ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE DATE (THE "PER SHARE MERGER CONSIDERATION"), WHICH CASH SHALL BE PAYABLE IN ACCORDANCE WITH THE TERMS HEREOF.

                  SECTION  1.05. SURRENDER AND PAYMENT.

                  (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent)

                  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such

Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares, less the amount of any withholding taxes that may be required thereon. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

                  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

                  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.05(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.05(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

                  SECTION 1.06. DISSENTING SHARES. Notwithstanding Section 1.04, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Ohio Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 1.07. STOCK OPTIONS AND DIRECTORS' WARRANTS. (a) At or immediately prior to the Effective Time, each outstanding employee stock option to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company and each outstanding warrant to purchase Shares granted to directors ("Directors' Warrants") shall be canceled, and each holder of any such option or warrant, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable per Share exercise price of such option by
(ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

                  (b) Prior to the Effective Time, the Company shall (i) use its best efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 1.07(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until necessary consents are obtained.

                  (c) Simultaneously with the execution of this Agreement, the Company shall deliver any consents from holders of Directors' Warrants that are necessary to give effect to the transactions contemplated by Section 1.07(a).

                                   ARTICLE II

                            THE SURVIVING CORPORATION

                  SECTION 2.01. ARTICLES OF INCORPORATION. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "Stearns & Lehman, Inc."

                  SECTION 2.02. REGULATIONS. The regulations of Merger Subsidiary in effect at the Effective Time shall be the regulations of Merger Subsidiary until amended in accordance with applicable law.

                  SECTION 2.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to Buyer that:

                  SECTION 3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries (as defined in Section 3.06) taken as a whole (a "Material Adverse Effect"). The Company has heretofore delivered to Buyer true and complete copies of the Company's articles of incorporation and regulations as currently in effect.

                  SECTION 3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

                  SECTION 3.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Ohio Law; and (b) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act").

                  SECTION 3.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of incorporation or regulations of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) assuming receipt of the consents listed on EXHIBIT A attached hereto and made a part hereof, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  SECTION 3.05. CAPITALIZATION. The authorized capital stock of the Company consists of 4,000,000 shares, all of which are voting common shares without par value. As of December 28, 2001, there were (a) 3,285,864 Shares issued and outstanding, (b) 3,300 Shares issued and held by the Company as treasury stock, (c) Directors' Warrants to purchase an aggregate of 38,798 Shares (all of which warrants were exercisable) and (iv) employee stock options to purchase an aggregate of 15,000 Shares (of which, options to purchase an aggregate of 11,250 Shares were exercisable). All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since December 28, 2001, resulting from the exercise of Directors' Warrants and employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

                  SECTION 3.06. SUBSIDIARIES. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified on EXHIBIT B attached hereto and made a part hereof.

                  (b) Except as disclosed on EXHIBIT B, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                  SECTION 3.07. SEC FILINGS.

                  (a) The Company has delivered to Buyer (i) the annual report on Form 10-KSB for its fiscal years ended April 30, 1999, 2000 and 2001, (ii) its quarterly report on Form l0-QSB for its fiscal quarter ended July 31, 2001,
(iii) its proxy statement relating to its annual meeting of shareholders to be held October 30, 2001, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since April 30, 1999.

                  (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  SECTION 3.08. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-KSB and the quarterly report on Form 10-QSB referred to in Section 3.07 (collectively, the "Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of April 30, 2001, set forth in the Company 10-KSB and "Balance Sheet Date" means April 30, 2001.

                  SECTION 3.09. DISCLOSURE DOCUMENTS.

                  (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

                  (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

                  SECTION 3.10. ABSENCE OF CERTAIN CHANGES. Except as disclosed on EXHIBIT C attached hereto and made a part hereof, since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

                           (a) any event, occurrence or development of a state
                  of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect.

                           (b) any declaration, setting aside or payment of any
                  dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

                           (c) any change in any method of accounting or
                  accounting practice by the Company or any Subsidiary; or

                           (d) any (i) grant of any severance or termination pay
                  to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice.

                           (f) any material damage, destruction or Loss to any
                  of the assets or properties of the Company or any Subsidiary (whether or not covered by insurance);

                           (g) any obligation incurred or any Contract entered
                  into which either (x) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $100,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $100,000, or (y) has a term of, or requires the performance of any obligations by the Company or such Subsidiary over a period in excess of, six months;

                           (h) any action taken or any Contract entered into or
                  authorized or transaction other than in the ordinary course of business and consistent with past practice;

                           (i) any sale, transfer, conveyance, assignment or
                  other disposition of any assets or properties of the Company of any Subsidiary except sales of inventory and obsolete equipment in the ordinary course of business and consistent with past practice;

                           (j) any waiver, release or cancellation of any
                  material claims against third parties or material debts owing to the Company or any Subsidiary;

                           (k) any borrowings made, any debt incurred (other
                  than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

                           (l) any loans, advances or capital contributions made
                  to, or any investments in, any other Person (other than advances to employees in the ordinary course of business and consistent with past practice);

                           (m) except for capital expenditures contemplated by
                  (n) below, any acquisition, lease or encumbrance of any assets outside the ordinary course of business;

                           (n) any capital expenditures authorized or made which
                  individually or in the aggregate are in excess of $50,000;

                           (o) any Tax election or adoption or change in method
                  of accounting made, or any federal, state, local or foreign Tax liability settled or compromised or waived or any extension of the statute of limitations in respect of any such Taxes;

                           (p) any amount paid, any obligation performed or any
                  agreement entered into to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company, any Subsidiary or any of their respective directors, officers, employees or agents; or

                           (q) termination, modification, amendment or other
                  alteration or change in any of the material terms or provisions of any Contract under which payments by any party will exceed $50,000, or payment of any amount not required by Law or by any Contract.

                  SECTION 3.11. LITIGATION.

                  (a) Except as set forth in the Company 10-KSB for the year ended April 30, 2001, or in EXHIBIT F, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective officers, directors or employees in their capacity as such or any of their respective properties before any court or arbitrator or any governmental body, agency or official.

Except as set forth on EXHIBIT F, all of the proceedings pending or threatened against the Company or any Subsidiary are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles and other matters as are set forth in such Exhibit. Except as disclosed in EXHIBIT F, neither the Company nor any Subsidiary is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Neither the Company nor any Subsidiary has entered into any agreement to settle or compromise any proceeding pending or, to the knowledge of the Company, threatened against it which has involved any obligation other than the payment of money or for which the Company or any such Subsidiary has any continuing obligation.

                  (b) There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against, the Company or any Subsidiary with respect to this Agreement or in connection with the transactions contemplated hereby.

                  (c) There are no pending or threatened claims against any director, officer, employee or agent of the Company, any Subsidiary or any other Person which could give rise to any claim for indemnification against the Company or any Subsidiary.

                  (d) Except as disclosed on EXHIBIT F, there are no warranty claims pending or, to the Company's knowledge, threatened against the Company or any Subsidiary involving products manufactured or sold by the Business, nor has the Company or any Subsidiary had a product recall or similar quality problem with its products within the last three years.

                  SECTION 3.12. ERISA.

                  (a) EXHIBIT D attached hereto and made a part hereof sets forth each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with (x) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such on EXHIBIT D.

                  (b) No Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Employee Plans are subject to Title IV of ERISA, and neither the Company nor any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

                  (c) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

                  (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(l), 162(i)(2) or 280G of the Code.

                  (e) EXHIBIT E attached hereto and made a part hereof lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any employee or former employee of the Company or any of its affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

                  (f) No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any Subsidiary.

                  (g) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

                  (h) Neither the Company nor any Subsidiary is a party to or subject to any union contract.

                  SECTION 3.13. FINDERS' FEES. Except for Brown, Gibbons, Lang & Company, L.P., a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                  SECTION 3.14. TITLE TO PROPERTIES. Except as disclosed on EXHIBIT F, the Company or the Subsidiaries have good and marketable title to, and are the lawful owners of, all of the tangible and intangible assets, properties and rights used in connection with the Business and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements or EXHIBIT F (other than assets leased under the leases set forth in EXHIBIT F and assets disposed of in the ordinary course of business since the date of such Financial Statements), in each case free and clear of any Lien.

                  SECTION 3.15. CONDITION OF ASSETS; COMPUTER SYSTEM.

                  (a) Except as disclosed on EXHIBIT F, all of the tangible assets and properties of the Company and the Subsidiaries, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear).

                  (b) Except as disclosed in EXHIBIT F, all computer hardware and software and related materials used by the Company and the Subsidiaries in the Business (herein collectively referred to as the "Computer System") is in good operating condition, and the Company has not experienced any significant defects in design, workmanship or material which have not been resolved, and the Computer System has the performance capabilities, characteristics and functions sufficient for the conduct of the Business as presently conducted. The use of the Computer System by the Company and the Subsidiaries (including any software modifications) (i) has not violated or infringed upon and will not violate or infringed upon the rights of any third parties and (ii) has not resulted and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to the Company, warranties available to the Company or rights of the Company.

                  SECTION 3.16. REAL PROPERTY.

                  (a) EXHIBIT F includes a complete and accurate list of all the real estate owned, held or used by the Company and the Subsidiaries in the Business (the "Real Properly"), including real estate which is held under real property leases (the "Real Property Leases"). Real Property owned by the Company or one of the Subsidiaries is herein referred to and identified on such Schedule as the "Owned Real Property." The Company or one of the Subsidiaries, as applicable, holds fee simple title to the Owned Real Property, subject only to matters that do not, individually or in the aggregate, materially diminish the utility of the Owned Real Property for the usual and normal conduct of the Business on such Owned Real Property. EXHIBIT F also lists all Real Property leases, true and complete copies of which have been provided to Buyer. No parcel of land included in the Owned Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Buyer prior to the date hereof. All covenants or other restrictions (if any) to which any of the Owned Real Property is subject are being performed and observed in all material respects and, except for covenants contained in the Real Property Leases, do not provide for forfeiture or reversion of title if violated, and neither the Company nor any Subsidiary has received any notice of violation (or claimed violation) thereof. The Company has delivered to Buyer true and complete copies of the plans, specifications, manuals, most recent title insurance policies ("Title Policies") and surveys (if any) for the Owned Real Property in the possession of the Company or one of the Subsidiaries, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of the Owned Real Property.

                  (b) Each separate parcel included in the Owned Real Property has water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities and has parking facilities that, in each case, meet all requirements imposed by applicable Laws. Except as disclosed in the Title Policies, none of the Owned Real Property is subject to any Lien or any easement, right-of-way, building or use restriction, exception, variance, reservation or limitation which is reasonably likely to materially interfere with or impair the present and continued use thereof in the ordinary course of the Business as heretofore conducted. Except as disclosed on EXHIBIT F, there is no current violation of any Law relative to any of the Owned Real Property or the Leased Real Property. Except as disclosed on EXHIBIT F, there are no operating contracts which affect any of the Owned Real Property that are not cancelable on thirty (30) days' notice

                  (c) Except as disclosed on EXHIBIT F, there is no pending or, to the knowledge of the Company, threatened proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Owned Real Property.

                  (d) All the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by limitations on the availability of equitable remedies and by equitable principles. None of the Real Property Leases has been amended or modified except as set forth in EXHIBIT F. Neither the Company nor any Subsidiary has received any notice of any dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid or accrued through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Effective Time will have been paid or accrued prior to the Effective Time. Neither the Company nor any Subsidiary has entered into any lease of any of the Real Property where the Company or such Subsidiary is the lessor or sublessor.

                  SECTION 3.17. PERSONAL PROPERTY. EXHIBIT F sets forth a true and complete list as of November 30, 2001, of all of the tangible personal property used by the Company or the Subsidiaries in the Business having an original acquisition cost of $5,000 or more. EXHIBIT F also sets forth all leases of personal property binding upon the Company or the Subsidiaries or any of their respective assets or properties, and all items of personal property covered thereby. The Company has delivered to Buyer true and complete copies of all such personal property leases.

                  SECTION 3.18. INVENTORIES. EXHIBIT F contains a true and accurate schedule of all inventories of the Company and the Subsidiaries as of November 30, 2001. Except as described on EXHIBIT F, each item of inventory owned by the Company and the Subsidiaries is of merchantable quality and is usable and saleable in the ordinary course of business, and none of such items is held on assignment or consignment. EXHIBIT F sets forth a list of the addresses of all warehouses or other facilities in which inventories of the Company and the Subsidiaries are located.

                  SECTION 3.19. ACCOUNTS RECEIVABLE AND ADVANCES. EXHIBIT F contains a true and accurate aging schedule of all accounts receivable of the Company and the Subsidiaries as of November 30, 2001 ("Accounts Receivable") and all loans and advances to third parties ("Advances"). Except as disclosed on EXHIBIT F (a) each Account Receivable represents a sale made in the ordinary course of business and which arose pursuant to a bona fide sale of goods or for services performed, and the Company or the related Subsidiary, as applicable, has performed all of its obligations to produce the goods or perform the services to which such Account Receivable relates, (b) no Account Receivable or Advance is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof, and
(c) each Account Receivable or Advance is collectible in accordance with its terms (subject to applicable bad debt reserves on the Balance Sheet).

                  SECTION 3.20. INTELLECTUAL PROPERTY. EXHIBIT F is a true and complete list of all of the trademarks, trade names, service marks, patents and copyrights (including any registrations of or pending applications for any of the foregoing) used by the Company and the Subsidiaries in the conduct of the Business. Except as disclosed on EXHIBIT F:

                  (a) all of the Intellectual Property is owned or licensed by the Company or one of the Subsidiaries free and clear of all Liens, and is not subject to any license, royalty or other agreement, and neither the Company nor one of the Subsidiaries has granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property;

                  (b) none of the Intellectual Property has been or is the subject of any pending or, to the knowledge of Company, threatened litigation or claim of infringement;

                  (c) no license or royalty agreement to which the Company or one of the Subsidiaries is a party is, to the knowledge of Company, in breach or default by any other party thereto or the subject of any notice of termination given or threatened;

                  (d) the products manufactured or sold by the Company and the Subsidiaries and any process, method, part, design, material or other Intellectual Property it employs, and the marketing and use by the Company and the Subsidiaries of any such product, service or other Intellectual Property, do not infringe any Intellectual Property or confidential or proprietary rights of any Person, and neither the Company nor one of the Subsidiaries has received any notice contesting its right to use any Intellectual Property; and

                  (e) the Company or one of the Subsidiaries, as applicable, owns or possesses adequate rights in and to all Intellectual Property used to conduct its business as presently conducted.

                  SECTION 3.21. CONTRACTS. EXHIBIT F lists all the Contracts of the following types to which the Company or one of the Subsidiaries is a party or by which any of them is bound, or to which any of their assets or properties are subject:

                  (a) any collective bargaining agreement;

                  (b) any Contract with any employee, officer or director of the Company, any Subsidiary or any affiliate of such individuals;

                  (c) any Contract with a sales representative, manufacturer's representative, distributor, dea1er, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

                  (d) any Contract which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $50,000;

                  (e) any Contract pursuant to which the Company or one of the Subsidiaries has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

                  (f) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract relating to the borrowing of funds, an extension of credit or financing;

                  (g) any Contract involving a partnership, joint venture or other cooperative undertaking;

                  (h) any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company or any Subsidiary;

                  (i) any power of attorney or agency agreement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any Subsidiary, or the Company or any Subsidiary is granted the authority to act for or on behalf of any Person;

                  (j) any Contract relating to the Computer System of the Company or any Subsidiary;

                  (k) any Contract for which the full performance thereof may extend beyond six months from the date of this Agreement;

                  (1) any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement; or

                  (m) any Contract relating to any acquisition or disposition of the Company or any Subsidiary, or any acquisition or disposition of any subsidiary, division, line of business, or real property.

                  The Company has delivered to Buyer true and complete copies of each document listed on EXHIBIT F, and a written description of each oral agreement so listed. Except as disclosed on EXHIBIT F, to the knowledge of Company, neither the Company nor any Subsidiary has breached any material provision of, nor is it in material default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound, and no other party to any such Contract has materially breached such Contract or is in material default thereunder.

                  SECTION 3.22. PERMITS. EXHIBIT F contains a true and accurate list of all licenses, certificates, permits (other than Environmental Permits which are covered in Section 3.28, franchises, rights, code approvals and private product approvals (collectively, "Permits") held by the Company and the Subsidiaries. Except for the Permits listed on EXHIBIT F, there are no material Permits (other than Environmental Permits which are covered in Section 3.28), whether federal, state, local or foreign, which are necessary for the lawful operation of the Business.

                  SECTION 3.23. INSURANCE.

                  EXHIBIT F contains a true and accurate list of all policies of fire, liability, worker's compensation, title and other forms of insurance owned, held by or applicable to the Company and the Subsidiaries (or their respective assets or business), and the Company has heretofore delivered to Buyer a true and complete copy of all such policies, including all occurrence-based policies applicable to the Company and the Subsidiaries (or their respective business) for all periods prior to the Effective Time. All such policies are in full force and effect, all premiums due and payable with respect thereto covering all periods up to and including the Effective Time have been or will be paid or accrued, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for material compliance with (i) all requirements of Law and (ii) to the knowledge of the Company, all Contracts to which the Company or any Subsidiary is a party. Except as set forth in EXHIBIT F neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance in each case, during the last three (3) years (or such shorter period as such Subsidiary has been in existence).

                  The Company has furnished to Buyer a list of all claims which have been made by the Company and the Subsidiaries in the last three years (or such shorter period as such

Subsidiary has been in existence) under any worker's compensation, general liability, property or other insurance policy applicable to the Company, the Subsidiaries or any of their respective properties. Except as set forth on said list, there are no pending or, to the knowledge of the Company, threatened claims under any such insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date; and (iv) the amounts paid or expected to be paid or recovered.

                  SECTION 3.24. EMPLOYMENT AND LABOR MATTERS. EXHIBIT F contains a true and accurate list of the names, titles, annual compensation and all bonuses and similar payments made with respect to each director, officer and employee of the Company and the Subsidiaries as of the date hereof for the current and immediately preceding fiscal year of the Company and the Subsidiaries where such individuals' annual base salary is $75,000 or more. The Company and the Subsidiaries have conducted the Business in compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. Except as disclosed on EXHIBIT F, the relationship of the Company and the Subsidiaries with its employees is good and there is, and during the past three years (or such shorter period as such Subsidiary has been in existence) there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary. None of the employees of the Company or any Subsidiary is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to the knowledge of the Company, no attempt is currently being made or during the past three years or such shorter period as such Subsidiary has been in existence) has been made to organize any employees of the Company or any Subsidiary to form or enter a labor union or similar organization.

                  SECTION 3.25. CAPITAL IMPROVEMENTS. EXHIBIT F describes all the capital improvements or purchases or other capital expenditures which the Company and the Subsidiaries has committed to or contracted for and which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

                  SECTION 3.26. TAXES. Except as disclosed in EXHIBIT F:

                  (a) The amounts provided as a liability on the books and records of the Company and the Subsidiaries (including without limitation, the Financial Statements for the periods covered thereby) for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, whether known or unknown, that have accrued with respect to or are applicable to the period ended on and including the Effective Time or to any years and periods prior thereto and for which the Company and the Subsidiaries may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person. Neither the Company nor any Subsidiary has incurred any Tax liabilities other than in the ordinary course of business for any taxable year for which the applicable statute of limitations has not expired; there are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of the Company or any Subsidiary. Neither the Company nor any Subsidiary has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.

                  (b) All Federal, state, local and foreign income, corporation and other Tax Returns have been filed for the Company and the Subsidiaries, and all other filings in respect or Taxes have been made for the Company and the Subsidiaries for all periods through and including the Effective Time as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been paid. Each such Tax Return and filing is true and correct and neither the Company nor any Subsidiary has any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed, other than as reflected as liabilities on the books and records of the Company and the Subsidiaries as of the Effective Time (including, without limitation the Financial Statements for the periods covered thereby). None of the Tax Returns or other filings that include the operations of the Company or any Subsidiary has ever been audited or, to the knowledge of the Company, investigated by any Governmental Authority. No material issues have been raised in any examination by any Governmental Authority with respect to the business and operations of the Company and the Subsidiaries which, by application of similar principles, reasonably could he expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which the Company and the Subsidiaries are required by Law to withhold or collect, including, without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in bank accounts for such purpose. All information returns required to be filed by the Company and the Subsidiaries prior to the Effective Time have been filed, and all statements required to be furnished to payees by the Company and the Subsidiaries prior to the Effective Time have been furnished to such payees, and the information set forth on such information returns and statements is true, complete and correct.

                  (c) Neither the Company nor any Subsidiary is a party to or is it otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Effective Time, and a corresponding recognition of taxable income or gain in a taxable period ending after the Effective Time, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Effective Time without the receipt of or entitlement to a corresponding amount of cash.

                  (d) Neither the Company nor any Subsidiary is subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes. Neither the Company nor any Subsidiary is a party to any tax sharing agreement.

                  (e) None of the assets of the Company or any Subsidiary constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company or any Subsidiary is not treated as the owner for Federal income tax purposes.

                  (f) Neither the Company nor any Subsidiary is contesting the amount of any real property tax or assessment, and to the extent any such contest is disclosed, the Company and its Subsidiaries have established adequate reserves for payment of such Taxes in the event of an adverse determination of such contest. Any such contest is being conducted in a manner that precludes forfeiture of, or the accrual of penalties against, the relevant Real Property.

                  (g) The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company and the Subsidiaries, are correct and in compliance with the Code and the regulations thereunder in all material respects.

                  (h) There are no deferred intercompany transactions (as defined in Treasury Regulation Section 1.1502-13-13T, -14 and -14T) with respect to the Company and the Subsidiaries, and there are no excess loss accounts (as defined in Treasury Regulations Section 1.1502-19) with respect to the Subsidiaries.

                  (i) Neither the Company nor any Subsidiary has effected a change in method of accounting which results in an adjustment under Code Section 481 for periods after the Closing.

                  (j) Neither the Company, any Subsidiary, nor any predecessor of any of them, has ever elected to be treated as an S Corporation within the meaning of Code Section 1361.

                  (k) Neither the Company, any Subsidiary, nor any predecessor of any of them, has ever joined in filing a consolidated federal income tax return.

                  (l) The Company and any predecessor of the Company has never been a United States Real Property Holding Corporation within the meaning of Code Section 897.

                  SECTION 3.27. NO DEFAULTS OR VIOLATIONS. Except as disclosed on EXHIBIT F, no notice from any Governmental Authority has been received by the Company or any Subsidiary claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

                  SECTION 3.28. ENVIRONMENTAL MATTERS. Except as disclosed in EXHIBIT F:

                  (a) the Business of the Company and the Subsidiaries are and have been since April 30, 1999, in compliance with all Environmental Laws, and, to the knowledge of the Company, no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law applicable to the Company or any Subsidiary (including as a result of any activities in or with respect to any former owned or leased property for which the Company or any Subsidiary is liable under any agreement or applicable Law);

                  (b) the Company and the Subsidiaries are in possession of all Environmental Permits required for the conduct or operation of the Business (or any part thereof) as presently conducted, and is and has been since April 30, 1999, in compliance with all of the requirements and limitations included in such Environmental Permits;

                  (c) there are no, and neither the Company nor any Subsidiary has used or stored any, Contaminants in, on, or at any of the properties or facilities of the Company and the Subsidiaries except for inventories of substances listed on EXHIBIT F which are used or are to be used in the ordinary course of business (and which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called "Right To Know Laws");

                  (d) neither the Company nor any Subsidiary has received any notice from any Governmental Authority or any other Person that any aspect of the Business is in violation of or potentially liable under any Environmental Law or Environmental Permit, or that it is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location and has not received any information request from any Governmental Authority, pursuant to any Environmental Law;

                  (e) neither the Company nor any Subsidiary has deposited or incorporated any Contaminants into, on, beneath, or adjacent to any property;

                  (f) neither the Company nor any Subsidiary is the subject of any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law and the Company has no knowledge of any such threatened litigation or proceedings;

                  (g) the Company and the Subsidiaries have timely filed all reports and notifications required to be filed with respect to all of their respective properties and facilities and have generated and maintained all required records and data under all applicable Environmental Laws; and

                  (h) to the knowledge of the Company, no friable asbestos, friable asbestos-containing materials or PCB compounds have been used in the conduct of the Business on the Owned Real Property, or in the construction or repair of, or any alterations or additions to, or are otherwise located on, any portion of the Owned Real Property.

                  SECTION 3.29. NO CONFLICT OF INTEREST. Except as disclosed on EXHIBIT F, none of the officers or directors of the Company has or claims to have any direct or indirect interest in any tangible or intangible property used in the Business, except as a holder of Shares. Except as disclosed on EXHIBIT F, none of the officers, directors or shareholders of the Company has any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business with, the Company and the Subsidiaries, except for the ownership of less than 1% of the outstanding stock of any publicly held corporation.

                  SECTION 3.30. BANK ACCOUNTS. EXHIBIT F sets forth the names and locations of each bank or other financial institution at which the Company or any Subsidiary has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company or any Subsidiary and a summary statement thereof.

                  SECTION 3.31. CUSTOMERS AND SUPPLIERS.

                  (a)      EXHIBIT F sets forth:

                           (i) a list of the ten (10) largest customers of the
Company and the Subsidiaries as of April 30, 2001 and the actual revenue for the twelve (12) months then ended from each such customer; and

                           (ii) a list of the ten (10) largest suppliers of the
Company and the Subsidiaries for the year ending April 30, 2001, and the total purchases in such period from each such supplier.

                  (b) Except as set forth on EXHIBIT F, no customer represented in excess of three percent (3%) of the total consolidated revenue of the Business during the periods reflected thereon and no supplier represented in excess 3% of the consolidated purchases of the Company and the Subsidiaries during the periods reflected thereon;

                  (c) Except to the extent set forth in EXHIBIT F, since April 30, 2001, there has not been any material adverse change in the business relationship, and there has been no material dispute, between the Company or any Subsidiary, on one hand, and any customer or supplier listed on EXHIBIT F, on the other hand;

                  SECTION 3.32. IMPROPER AND OTHER PAYMENTS. Except as set forth on EXHIBIT F, neither the Company, any Subsidiary nor any director, officer or employee of the Company or any Subsidiary (a) has made, paid or received any bribes, kickbacks or other similar improper payments or (b) has made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act).

                  SECTION 3.33. ACCURACY OF STATEMENTS. None of this Agreement, any Exhibit hereto, any written information furnished by Company or on its behalf to Buyer in connection with the transactions contemplated hereby or the certificates to be delivered at the Closing pursuant to Article VIII by the Company, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

                  Buyer represents and warrants to the Company that:

                  SECTION 4.01. CORPORATE EXISTENCE AND POWER. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

                  SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer and Merger Subsidiary.

                  SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Ohio Law and (ii) compliance with any applicable requirements of the Exchange Act.

                  SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not contravene or conflict with the articles of incorporation or regulations of Buyer or Merger Subsidiary, (i) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (ii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary.

                  SECTION 4.05. DISCLOSURE DOCUMENTS. The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time, and (b) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

                  SECTION 4.06. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary engaged by or on behalf of Buyer who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                  SECTION 4.07. FINANCING. Buyer has sufficient funds available to consummate the Merger.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

                  The Company agrees that:

                  SECTION 5.01. CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. For purposes of this Section 5.01 the term "conduct their business in the ordinary course consistent with past practice" shall include, but not be limited to: (i) with respect to the accounts receivable, the collection of accounts receivable using the same level of activity as was being used during the three (3) month period preceding the date of this Agreement and avoiding the use of activities which are designed to accelerate the collection of the accounts receivable; (ii) with respect to the payment of the accounts payable, the continued payment of the accounts payable such that the average period that the accounts payable are outstanding as of the Closing shall not be greater than the weighted average period the payables were outstanding during the three (3) month period preceding the date of this Agreement; and (iii) with respect to the inventory, the amount of inventory on hand as of the Closing is not less than the amount of inventory which would historically be on hand adjusted to reflect the annualized sales activity of the Company which exists as of the date of this Agreement and the time of year as of the Closing.

Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the consent of Buyer, which consent shall not unreasonably be withheld

                           (a) the Company will not adopt or propose any change
                  in its articles of incorporation or regulations;

                           (b) the Company will not, and will not permit any
                  Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                           (c) the Company will not, and will not permit any
                  Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

                           (d) except for proposed expenditures for the UK Plant
                  disclosed on EXHIBIT F, the Company will not incur any obligation or enter into any Contract not in the ordinary course of business which either (x) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $25,000 or (y) has a term of, or requires the performance of any obligations by the Company or any Subsidiary over a period in excess of, six months;

                           (e) the Company will not take any action, or enter
                  into or authorize any Contract or transaction, other than in the ordinary course of business and consistent with past practice;

                           (f) the Company will not waive, release or cancel any
                  material claims against third parties or material debts owing to it, or any material rights;

                           (g) the Company will not make any changes in its
                  accounting systems, policies, principles or practices, except for changes required by reason of a change in generally accepted accounting principles and with respect to which Buyer has been advised prior to the implementation of such change;

                           (h) except for issuances of shares on exercise of
                  currently outstanding employee stock options and Directors' Warrants, the Company will not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of the Company or any Subsidiary, or amend any of the terms of any such capital stock or other securities;

                           (i) the Company will not split, combine, or
                  reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Company or any Subsidiary;

                           (j) the Company will not make any borrowings, incur
                  any debt (other than trade payables in the ordinary course of business and consistent with past practice and proposed expenditures for the UK Plant disclosed on EXHIBIT F), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice and the payments contemplated by Section 5.12 of this Agreement);

                           (k) the Company will not make any loans, advances or
                  capital contributions to, or investments in, any other Person;

                           (l) except as contemplated by Section 1.07 of this
                  Agreement, the Company will not enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any current or former director, officer or employee, or increase in any manner the compensation or fringe benefits of any current or former director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                           (m) the Company will not, except for capital
                  expenditures contemplated by (n) below, acquire, lease or encumber any assets outside the ordinary course of business or any assets which are material to the Company or any Subsidiary;

                           (n) except for proposed expenditures for the UK Plant
                  disclosed on EXHIBIT F, the Company will not authorize or make any capital expenditures which individually or in the aggregate are in excess of $25,000;

                           (o) the Company will not make any Tax election or
                  adopt or change any method of accounting or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

                           (p) the Company will not pay any amount, perform any
                  obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company, any Subsidiaries or any of their respective directors, officers, employees or agents;

                           (q) the Company will not terminate, modify, amend or
                  otherwise alter or change any of the terms or provisions of any Contract, or pay any amount not required by Law or by any Contract;

                           (r) the Company will not, and will not permit any
                  Subsidiary to, agree or commit to do any of the foregoing; or

                           (s) the Company will not, and will not permit any
                  Subsidiary to (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                  SECTION 5.02. SHAREHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

                  SECTION 5.03. ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the facilities, offices, properties, customers, books and records of the Company and the Subsidiaries on reasonable notice and during normal business hours; will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request; and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries.

                  SECTION 5.04. OTHER OFFERS. (a) From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by Vorys, Sater, Seymour and Pease LLP, counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition, directly or indirectly, of any equity interest in, or a substantial portion of the assets or Business of, the Company or any Subsidiary, other than the sale of inventory or other assets in the ordinary course of business and the transactions contemplated by this Agreement.

                           SECTION 5.05. NOTICES OF CERTAIN EVENTS. The Company
                  shall promptly notify Buyer of:

                           (a) any notice or other communication from any Person
                  alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                           (b) any notice or other communication from any
                  governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                           (c) any actions, suits, claims, investigations or
                  proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement.

                  SECTION 5.06. CONSENTS AND APPROVALS. The Company shall use its best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including all consents and approvals by a party to any of the Contracts, provided, however, that no contact will be made by the Company (or any representative of the Company) with any third party to obtain any such consent or approval except in accordance with a plan previously agreed to by Buyer.

                  SECTION 5.07. MAINTENANCE OF INSURANCE. The Company shall continue to carry its existing insurance through the Effective Time.

                  SECTION 5.08. RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall cause each officer and member of the Board of Directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company and each Subsidiary, if so requested by Buyer, to tender his or her resignation from such position effective as of the Effective Time.

                  SECTION 5.09. SUPPLEMENTAL INFORMATION. From time to time prior to the Closing, the Company will promptly disclose in writing to Buyer any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required by the terms of this Agreement to be disclosed to Buyer or which would render inaccurate any of the representations, warranties or statements set forth in Article III hereof as of the Effective Time.

                  SECTION 5.10. INTERIM FINANCIAL STATEMENTS. The Company agrees to provide Buyer as soon as practicable after the end of each calendar month after the date hereof and prior to the Effective Time consolidated financial statements of the Company and the Subsidiaries, consisting of a balance sheet as of the end of such month and an income statement and statement of cash flows for that month and for the portion of the year then ended. Each set of Interim Financial Statements, when delivered to Buyer, shall be accompanied by a certificate of the Chief Financial Officer of the Company certifying as to the accuracy and completeness of such Interim Financial Statements.

                  SECTION 5.11. TITLE INSURANCE POLICIES AND SURVEYS. The Company shall cause to be delivered to Buyer at least five (5) Business Days prior to the Effective Time (i) a commitment for owner's title insurance policy (ALTA Form B, revised October, 1970) for the Company's or a Subsidiary's, as applicable, ownership interest with respect to each parcel included in the Owned Real Property, together with complete and legible copies of documents evidencing exceptions to title in such commitments, and (ii) a current certified ALTA/ACSM Land Title "Class A" survey for each parcel of such Owned Real Property disclosing all easements, improvements, utilities and rights-of-way, whether above ground or underground, which exist at the date of certification, as well as then existing set-back lines, and all other matters affecting title to the Owned Real Property. The cost of such commitments and survey and the cost of title insurance shall be paid one-half by the Company and one-half by the Buyer. The title insurance commitments shall contain only exceptions listed on EXHIBIT F.

                  SECTION 5.12. PREPAYMENT OF SPECIFIED LIABILITIES. Unless waived by Buyer in writing, the Company shall cause all of the Specified Liabilities of the Company and the Subsidiaries (other than the Skollsberg Liability) to be paid in full and any liens or other security therefor to be released.

                                   ARTICLE VI

                               COVENANTS OF BUYER

                  Buyer agrees that:

                  SECTION 6.01. CONFIDENTIALITY. Prior to the Effective Time and after any termination of this Agreement, Buyer will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries furnished to Buyer in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Buyer, (b) in the public domain through no fault of Buyer or (c) later lawfully acquired by Buyer from sources other than the Company; PROVIDED that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from the Company in connection with this Agreement that are subject to such confidence; provided, however, that one copy of all` such documents and materials may be kept on a confidential basis by the general counsel of Buyer for evidentiary purposes.

                  SECTION 6.02. OBLIGATIONS OF MERGER SUBSIDIARY. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                  SECTION 6.03. VOTING OF SHARES. Buyer agrees to vote all Shares beneficially owned by it, if any, in favor of adoption of this agreement at the Company Shareholder Meeting.

                  SECTION 6.04. DIRECTOR AND OFFICER LIABILITY INSURANCE. For a period beginning at the Effective Time and continuing until the second anniversary of the Effective Time, Buyer will, or will cause the Surviving Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in an amount no less favorable than those of such policy in effect on the date hereof.

                                   ARTICLE VII

                               COVENANTS OF BUYER
                                 AND THE COMPANY

                  The parties hereto agree that:

                  SECTION 7.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  SECTION 7.02. CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

                  SECTION 7.03. PUBLIC ANNOUNCEMENTS. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national or European securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                  SECTION 7.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

                  SECTION 8.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                           (a) this Agreement shall have been adopted by the
                  shareholders of the Company in accordance with applicable Law;

                           (b) no provision of any applicable law or regulation
                  and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

                           (c) all actions by or in respect of or filings with
                  any governmental body, agency, official, or authority required to permit the consummation of the Merger including shall have been obtained.

                  SECTION 8.02. CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUBSIDIARY. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

                           (a) the Company shall have performed in all material
                  respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and Buyer shall have received a certificate signed by the President of the Company to the foregoing effect;

                           (b) no court, arbitrator or governmental body, agency
                  or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and the Subsidiaries after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending;

                           (c) Buyer shall have received all documents it may
                  reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement (including, without limitation, (i) resolutions adopted by the Board of Directors of the Company and the shareholders of the Company, certified in each instance by the Secretary of the Company, and (ii) an opinion of Vorys, Sater, Seymour and Pease LLP, counsel to the Company, in substantially the form attached hereto as EXHIBIT G), all in form and substance satisfactory to Buyer;

                           (d) the holders of less than 5% of the Shares shall
                  have demanded appraisal for their Shares in accordance with Ohio Law prior to the Effective Time (unless any such holder has failed to perfect or has withdrawn or lost his right to appraisal);

                           (e) there shall not have been an event causing a
                  Material Adverse Effect since the date of this Agreement;

                           (f) Buyer shall have received evidence satisfactory
                  to it that all the Specified Liabilities of the Company and the Subsidiaries (other than the Skollsberg Liability) has been paid in full and any liens or other security therefor has been released; and

                           (g) William C. Stearns and Sally A. Stearns shall
                  have entered into a noncompete agreement with Buyer on terms and conditions satisfactory to Buyer.


                                   ARTICLE IX

                                   TERMINATION

                  SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

                           (a) by mutual written consent of the Company and
                  Buyer;

                           (b) by either the Company or Buyer, if the Merger has
                  not been consummated by March 15, 2002; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

                           (c) by either the Company or Buyer, if there shall be
                  any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

                  SECTION 9.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.01 and 10.04 shall survive the termination hereof, and except that no such termination shall relieve any party from liability for any prior willful breach of any covenant or agreement set forth in this Agreement.

                  SECTION 9.03. TERMINATION FEE. Anything in Section 9.02 to the contrary notwithstanding, the Company (or its successors and assigns) shall pay, or cause to be paid, in immediately available funds, to Buyer the sum of $1,000,000 (the "TERMINATION FEE") if:

                           (a) this Agreement is terminated;

                           (b) prior to such termination any Person other than
                  Buyer (the "Proponent") shall have made an Acquisition Proposal at a purchase price per Share in excess of the Per Share Merger Consideration;

                           (c) at the time of such termination, Buyer shall not
                  be in breach in any material respect of its obligations under this Agreement;

                           (d) the Board of Directors of the Company (i) fails
                  to recommend to the shareholders of the Company that they vote their Shares in favor of the approval of this Agreement, (ii) withdraws such recommendation previously made or (iii) fails to solicit proxies of shareholders of the Company to approve this Agreement;

                           (e) this Agreement is rejected by the vote of the
                  shareholders of the Company at a meeting called for such purpose or such a meeting is not held; and

                           (f) within twelve (12) months of such termination,
                  either the Company or any of its Affiliates shall consummate a transaction with the Proponent or any of its Affiliates or with any other person on substantially the same terms as the Acquisition Proposal.

The Company (or its successors and assigns) shall pay the Termination Fee concurrently with the consummation of such Acquisition Proposal or other transaction.


                                    ARTICLE X

                                  MISCELLANEOUS

                  SECTION 10.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given,

                  if to Buyer or Merger Subsidiary, to:

                           Kerry Holding Co.
                           100 East Grand Avenue
                           Beloit, Wisconsin  53511
                           Attention:     Mark Earley, Executive Vice President
                           Facsimile No.: (608) 363-1429

                  with a copy to:

                           Kerry Holding Co.
                           100 East Grand Avenue
                           Beloit, Wisconsin  53511
                           Attention:     William R. Coole, Vice President &
                                          General Counsel
                           Facsimile No.: (608) 363-1429

                  if to the Company, to:

                           William C. Stearns
                           Stearns & Lehman, Inc.
                           30 Paragon Parkway
                           P.O. Box 1748
                           Mansfield, OH  44901
                           Facsimile No.: (419) 522-1152

                           with a copy to:  Susan E. Brown
                                            Vorys, Sater, Seymour and Pease LLP
                                            P.O. Box 1008
                                            Columbus, Ohio 43216-1008
                                            Facsimile: 614-719-4642
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answer back is received or (b) if given by any other means, when delivered at the address specified in this Section.

                  SECTION 10.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not, absent fraud, survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 6.01 and 10.04.

                  SECTION 10.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the articles of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 10.04. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  SECTION 10.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

                  SECTION 10.06. DEFINITIONS. The following terms shall have the following meanings for the purposes of this Agreement:

                  "Business" means the business engaged in by the Company and the Subsidiaries, consisting of manufacturing and marketing specialty food products, including coffee and espresso flavorings, syrups, oils and toppings, extracts, flavorings, dressings, specialty sugars and frozen beverage products.

                  "Cash on Hand" means the amount of cash on hand (including for this purpose cash on deposit with banks) of the Company and its Subsidiaries as of the Closing in excess of the amount necessary to cover checks drawn on bank accounts of the Company and its Subsidiaries which are outstanding as of the Closing.

                  "Code" means the United States Internal Revenue Code of 1986, as amended.

                  "Contaminant" means any substance, material or chemical, whether used or unused, which is defined as or included in the definition of "hazardous substances", "toxic substances", "hazardous materials", "hazardous wastes", "hazardous chemicals" or "pollutant" or words of similar import under any Environmental Law, or which contains gasoline, diesel fuel or other petroleum products, polychlorinated biphenyls, or friable asbestos.

                  "Contract" means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable.

                  "Deal Expense" means (i) the legal, accounting, investment banking and proxy solicitation fees and expenses incurred by the Company for services relating to this Agreement and the transactions contemplated hereby, including, but not limited to, the Merger and the cost of printing and mailing the Proxy Statement; and (ii) the Company's portion of the cost of the title commitments, surveys and title insurance under Section 5.11.

                  "Environmental Law" means any statute, ordinance, regulation, rule, policy, interpretation, guideline or decree (including consent decrees, guidance documents and administrative orders) published and in effect as of the Closing; applicable to the Company, the Subsidiaries, the Business, or the Real Property, enacted or promulgated by a federal, state, or a municipal governmental entity or authority having jurisdiction over the Company or the Subsidiaries for the activities conducted at the Real Property that (i) regulates the exposure to, the amount, form, presence. emission, discharge, release, threat of release, processing, use, treatment, storage, disposal, handling, generation or production of any Contaminant including any permit, license, approval, consent or authorization required therefor and including, but not limited to CERCLA, OSHA, and RCRA and any state equivalent thereof; (ii) requires any reporting or dissemination of or access to information regarding Contaminants, including warnings or notices to employees or (iii) relates to or addresses human health or safety, including occupational health and safety.

                  "Environmental Permit" means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

                  "Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential business information, including without limitation ideas, research and development, know-how, formulas, recipes, compositions, manufacturing and production processes and techniques (collectively the "Production Know-how"); provided, however, that for the purposes of Sellers' representations and warranties set forth in SECTION
3.20. Intellectual Property consisting of Production Know-How is limited with respect to information provided to the Company by a third party, which any such third party claims as confidential or proprietary, only such information as is the subject of a written agreement regarding the confidential or proprietary nature of such information (all of such agreements being set forth in EXHIBIT
F); (e) all other trade secrets and confidential business information, including without limitation technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all rights, title and interest of Sellers, if any, in and to any photographs and text relating to products manufactured by Company or any Subsidiary used on Company's, or a Subsidiary's Internet website; (h) all other proprietary rights utilized in the Business (whether currently owned by the Company or an affiliate of the Company); and (i) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

                  "Loss" or "Losses" means any and all liabilities, obligations, losses, costs, claims, awards, judgments, damages, settlement payments, penalties and expenses (including reasonable attorneys' fees and expenses and costs of investigation and litigation).

                  "Person" means any individual, corporation, limited liability company, proprietorship, firm, partnership. limited partnership, trust, association or other entity.

                  "Specified Liabilities" means (i) principal of and premium, if any, and interest on indebtedness (whether outstanding on the date hereof or hereafter created, incurred, borrowed or assumed) of the Company or any Subsidiary for money borrowed from a bank or similar financial institution; and
(ii) sixty percent (60%) of the amount reflected in the financial books of the Company as of the Closing relating to the amounts payable or to become payable to Jan Skollsberg under the Non-Competition Agreement dated as of October 1, 1999, among Wargo

Holdings Ltd., Jan Skollsberg, 19035 Yukon Inc., Stearns & Lehman, Inc. and Oscar Skollsberg's Food Technique Limited (the "Skollsberg Liability").

                  "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real (including special assessments) and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

                  "UK Plant" means the new manufacturing operations being established in the United Kingdom.

                  SECTION 10.07. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Ohio.

                  SECTION 10.08. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  STEARNS & LEHMAN, INC.



                                  By s/s Sally A. Stearns
                                     -------------------------------------------
                                     Title:   Vice President



                                  KERRY HOLDING CO.



                                  By s/s Mark Earley
                                    --------------------------------------------
                                     Title:   Vice President



                                  KERRY ACQUISITION CO.



                                  By s/s Mark Earley
                                    --------------------------------------------
                                     Title:   Vice President

                                     ANNEX B

          (OPINION OF BROWN, GIBBONS, LANG & COMPANY SECURITIES, INC.)

January 02, 2002
The Board of Directors
Stearns & Lehman, Inc.
30 Paragon Parkway
Mansfield, Ohio 44901


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Stearns & Lehman, Inc., an Ohio corporation (the "Company"), of the consideration to be received by the shareholders (the "Merger Consideration") in the proposed merger transaction (the "Merger") contemplated by the Plan and Agreement of Merger by and among the Company, Kerry Holding Co., a Delaware corporation ("Kerry"), and Kerry Acquisition Co., an Ohio corporation and a wholly-owned subsidiary of Kerry ("Merger Subsidiary") to be dated as of the date hereof ("Merger Agreement"), pursuant to which Merger Subsidiary will merge with and into the Company, resulting in the Company becoming a wholly owned subsidiary of Kerry.

The Merger Agreement states that the Merger Consideration will be $26 million adjusted by (i) deducting the excess of bank debt over cash on hand as of the closing, (ii) deducting expenses of the transaction and (iii) adding an amount equal to the cash spent after November 23, 2001, for capital expenditures by the Company at a plant currently under construction in Bedfordshire, United Kingdom. Each share of the Company's common stock will be converted into the right to receive cash in an amount determined by dividing (i) the Merger Consideration [less the amount of cash payable by the Company to the holders of employee stock options and warrants] by (ii) the total number of shares of common stock issued and outstanding immediately prior to the effective date of the Merger (the "Per Share Merger Consideration"). This opinion assumes that the Per Share Merger Consideration will not be less than $7.36 in cash.

In arriving at our opinion, we have reviewed and analyzed, among other things,
(i) the Merger Agreement, (ii) certain historical and current financial and operating information of the Company, (iii) certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company, including projected financial and operating data concerning the Company, (iv) the reported prices and trading activity for the Company's common stock, (v) a comparison of the financial performance and prices and trading activity of the Company with that of certain other comparable publicly-traded companies and their securities, (vi) the terms of recent acquisitions involving companies operating in the specialty food and beverage industries which we have deemed generally comparable to the Company and the Merger, and (vii) the pricing and other terms of certain other recent acquisitions of publicly-traded U.S. companies. In addition, we toured the Company's Mansfield facility, discussed the Company's history, current operations, financial condition, competitive positioning and growth opportunities with management, and reviewed such other information, financial studies, analyses, investigations, and financial, economic and market criteria that we deemed relevant.

We have assumed that the Company is not aware of any information that might be material to our opinion and has not been made available to us. Furthermore, we have assumed and relied upon the accuracy and completeness of the financial statements and other information provided to us by the Company, without independent verification of such information. We have relied upon the assurances of management that all such information has been prepared on a reasonable basis and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have further assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement.

Brown, Gibbons, Lang & Company Securities, Inc. has acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for its services, a portion of which was paid prior to the delivery of this opinion and the remainder of which is contingent upon the consummation of the Merger.

Our opinion is based upon the information available to us and the economic, market and other conditions as they exist and can be evaluated on this date. We were not requested to address, nor does our opinion address, the Company's underlying business decision to pursue the Merger.

This opinion is rendered to and intended for the benefit and use of the Board of Directors of the Company in connection with its consideration of the Merger, and is not intended to be, nor does it constitute, a recommendation to the Board of Directors of the Company or any shareholder of the Company as to how to vote with respect to the Merger Agreement or the Merger. Our opinion may not be published, used for any purpose, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, that this letter may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission ("SEC"), including, without limitation, the proxy statement of the Company to be filed with the SEC in connection with the Merger and mailed to the Company's shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,




Brown, Gibbons, Lang & Company Securities, Inc.

                                     ANNEX C

                      CALCULATION OF PER SHARE MERGER PRICE

PURCHASE PRICE PER SHARE
                                                                        As of
                                                                      10/31/2001
                                                                      ----------
Pre-adjusted Consideration:                                         $26,000,000
Adjustment for Excess Specified Liabilities(1):                        (575,308)
Adjustment for UK Capex post 11/23/01(2):                                20,000
Adjustment for Deal Expenses(3):                                       (850,000)
Exercise Fees for Options & Warrants(4):                                223,629
                                                                    -----------
                                Total Consideration:                $24,594,692
                                                                    ===========

Total Shares Outstanding(5):                                          3,339,663

Price per Share:                                                    $      7.36
                                                                    ===========

NOTES:
                                                                        As of
(1) Excess Specified Liabilities:                                    10/31/2001
                                                                    -----------
Cash on Hand                                                        $   730,674
Current Portion of Notes Payable                                       (214,251)
Line of Credit                                                          (70,915)
Notes Payable                                                          (912,546)
Skollsberg Noncompete (60%)                                            (108,270)
                                                                    -----------
                                Total Excess Specified Liabilities: $  (575,308)

(2) Estimated by Stearns.

(3) Estimated Deal Expenses:
Investment Banking Fees & Expenses                                  $   665,000
Legal & Accounting Fees                                                 135,000
Title Insurance & Surveys (50%)                                          20,000
Exchange Agent Fees                                                      20,000
Proxy-related Fees                                                       10,000
                                                                    -----------
                                Total Estimated Deal Expenses:      $   850,000

(4) Exercise Fees for Options & Warrants:
                                     Exercise Price       Shares  Exercise Cost
                                     --------------       ------  -------------
                                              $2.27       15,000    $    33,990
                                              $3.00       10,000         30,000
                                              $5.50       18,798        103,389
                                              $5.63       10,000         56,250
                                                   -------------    -----------
                                                          53,798    $   223,629

(5) Total Shares Outstanding:

Shares Outstanding                                                    3,285,865
Shares Issuable Pursuant to Options & Warrants                           53,798
                                                                    -----------
                                Total Shares Outstanding:             3,339,663

                                     ANNEX D

                           DISSENTERS' RIGHTS STATUTE

OHIO REVISED CODE SECTION 1701.84
DISSENTING SHAREHOLDERS ENTITLED TO RELIEF.

The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

         (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

         (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

         (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

         (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

         (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

OHIO REVISED CODE SECTION 1701.85
QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS.

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             STEARNS & LEHMAN, INC.

                             STEARNS & LEHMAN, INC.
                         SPECIAL MEETING OF SHAREHOLDERS
                                FEBRUARY 25, 2002

         The undersigned shareholder of Stearns & Lehman, Inc. ("Stearns"), hereby constitutes and appoints John Chuprinko and Sally Stearns, or either of them, as the proxy or proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Shareholders of Stearns to be held at the Stearns' facility, 30 Paragon Parkway, Mansfield, Ohio, 44903, on February 25, 2002, at 10:00 a.m., local time (the "Special Meeting"), all of the shares of Stearns that the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, which are described in the accompanying proxy statement:


1. The adoption and approval of the Agreement and Plan of Merger dated January 4, 2002, among Stearns & Lehman, Inc., Kerry Holding Co. and Kerry Acquisition Co., and the transactions contemplated by that agreement:


             [ ]  FOR               [ ]  AGAINST             [ ]  ABSTAIN

2. In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof (including adjournment of the Special Meeting to allow for additional solicitation of shareholder votes in order to obtain a quorum or to obtain the required vote to adopt the merger agreement, unless the undersigned instructs the designated proxies to vote against the adoption of the merger agreement).


IMPORTANT: PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

         The board of directors recommends a vote "FOR" the proposal set forth on the reverse side.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF THIS PROXY IS EXECUTED AND RETURNED BUT NO BOXES ARE MARKED, THE SHARES WILL BE VOTED FOR PROPOSAL 1.

         All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Shareholders of Stearns and of the accompanying proxy statement is hereby acknowledged.

         Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.



--------------------------------        ----------------------------------------
Signature                               Signature


--------------------------------        ----------------------------------------
Print or Type Name                      Print or Type Name


Dated:                                  Dated:
      --------------------------              ----------------------------------


PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.